UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXELON CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2014

NOTICE OF THE ANNUAL MEETING

AND 2014 PROXY STATEMENT

To the shareholders of Exelon Corporation:

Our Annual Meeting of Shareholders will be held on Tuesday, May 6, 2014 at 9:00 a.m. Eastern Time at PECO Energy Company headquarters, 2301 Market Street, Philadelphia, Pennsylvania to:

1)	Elect director nominees named in the attached proxy statement;

2)	Ratify PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2014;

3)	Approve the compensation of our named executive officers as disclosed in the attached proxy statement;

4)	Renew the Exelon Corporation Senior Executive Annual Incentive Plan, effective January 1, 2014;

5)	Vote on one shareholder proposal, if properly presented at the meeting; and

6)	Conduct any other business that properly comes before the meeting.

Shareholders of record as of March 14, 2014 are entitled to vote at the annual meeting.

This notice and proxy statement, voting instructions, and Exelon’s 2013 annual report are being mailed to shareholders beginning on April 1, 2014.

Bruce G. Wilson

Senior Vice President,

Deputy General Counsel and Corporate Secretary

Your vote is important. We encourage you to vote promptly.

Internet and telephone voting are available through 11:59 p.m.

Eastern Time on May 5, 2014.

Proxy Statement Summary

We are providing these proxy materials in connection with the solicitation by the board of directors of Exelon Corporation (“Exelon,” the “company,” “we,” “us,” or “our”), a Pennsylvania corporation, of proxies to be voted at our 2014 annual meeting of shareholders and at any adjournment or postponement. The annual meeting of shareholders will take place on May 6, 2014 beginning at 9:00 a.m., Eastern Time, at PECO Energy Company headquarters, 2301 Market Street, Philadelphia, Pennsylvania.

MATTERS FOR SHAREHOLDER VOTING

At this year’s annual meeting, we are asking our shareholders to vote on the following matters:

Proposal 1: Election of Directors

The board of directors recommends a vote FOR the election of the director nominees named in this proxy statement. See pages 1 through 14 for further information on the nominees.

Proposal 2: Appointment of PricewaterhouseCoopers LLP for 2014

The board of directors recommends a vote FOR this proposal. See page 35 for details.

Proposal 3: Advisory Approval of Executive Compensation

The board of directors recommends a vote FOR this proposal. See pages 36 through 80 for details.

Proposal 4: Approval of Senior Executive Incentive Plan

The board of directors recommends a vote FOR this proposal. See pages 81 through 83 for details.

Proposal 5: Shareholder proposal regarding executive compensation

The board of directors recommends a vote AGAINST this proposal. See pages 84 through 86 for details.

The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to Darryl M. Bradford and Bruce G. Wilson.

Please refer to the material on pages 89 - 92 for information about how to cast your votes, who may attend the meeting, and other frequently asked questions.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	ii

Proxy Statement Summary

GOVERNANCE HIGHLIGHTS

Exelon is committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our investors, employees, customers, regulatory agencies and other stakeholders. Our corporate governance practices are described in more detail on pages 15-30 and in our Corporate Governance Principles, which can be found in the Investors section of our website.

Director Independence

•  13 of our 15 nominees are independent.

•   Our CEO is the only management director.

•   During 2013, all of our board committees (except the generation oversight committee) were composed exclusively of independent directors.

Board Leadership

•  We have an independent Lead Director, selected by the independent directors.

•   The Lead Director serves as non-exclusive liaison between management and the other non-management directors.

•   The positions of Chairman and CEO are separated

Executive Sessions	• The independent directors regularly meet in executive sessions without management. • The Lead Director presides at these executive sessions.

Board Oversight of Risk Management

•  Our board reviews Exelon’s systematic approach to identifying and assessing risks faced by Exelon and our business units.

•  The board considers enterprise risk in connection with emerging trends or developments and the evaluation of capital investments and business opportunities.

•   The finance and risk committee oversees our risk management strategy, policies and practices and financial condition and risk exposures.

Stock Ownership Requirements

•  Our independent directors must hold at least 15,000 shares of Exelon common stock within five years after joining the board.

•  Our CEO must, after five years of employment, hold Exelon Common Stock valued at five times base salary.

•  Executive vice presidents and higher officers must, within five years after employment or September 30, 2012, hold Exelon Common Stock, valued at three times base salary.

Board Practices	• Our board annually reviews its effectiveness as a group. • Continuing director education is provided during regular board and committee meetings. • Directors may not stand for election after age 75.

Accountability	• All directors stand for election annually. • In uncontested elections, directors must be elected by a majority of votes cast.

iii	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Proxy Statement Summary

2013 EXECUTIVE COMPENSATION HIGHLIGHTS

As more fully explained in Compensation Discussion and Analysis beginning at page 41, our compensation program is designed to retain and reward leaders who create long-term value for our shareholders. Since our last annual meeting, we have modified the compensation program to further enhance this alignment, conform to best practices and respond to input from investors.

CHANGES TO EQUITY COMPENSATION PROGRAMS

We made a number of changes to the performance share award program:

•	Lengthened the performance period from one to three years;

•	Reinstated total shareholder return as a modifier;

•	Reduced the number of goals from six to two, operational excellence and financial management;

•	Changed the metrics used in the goals from qualitative to quantitative.

We also eliminated stock option grants and changed the mix of equity awards for the named executive officers to 67% performance shares and 33% restricted stock units.

Because the change from a one-year to a three-year performance period for the performance share award program would significantly decrease the targeted equity payments that would vest in 2014 and 2015, we made a one-time grant of performance-based transition awards to level out the vesting of performance shares during the transition period. The transition awards use the same goals as performance shares; however, they do not include the total shareholder return modifier or individual performance multipliers.

CEO COMPENSATION HIGHLIGHTS

Two elements drove the increase in the 2013 total compensation of Exelon’s President and Chief Executive Officer, Christopher M. Crane as compared to 2012: the board decision to increase his target total direct compensation to the market median from 20% below the market median and the one-time grant of the performance-based transition award discussed above.

Approximately 90% of Mr. Crane’s compensation is at risk, which is a greater percentage than the pay at risk of CEOs at our peer companies.

2013 COMPENSATION PAYOUT DECISIONS

•	Base salary increases for the named executive officers averaged 3.4%.

•	Annual incentive payout approved at 104.35% of target based on adjusted operating earnings of $2.50 versus a target of $2.49.

•

Performance share plan performance for 2013 was at 147.8% of target based on outstanding operational performance and solid financial management performance, but the compensation and leadership development committee reduced the performance factor to 125% of target to better align with a lagging stock price for the year.

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v	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Cautionary Statements Regarding Forward-Looking Information

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (2) other factors discussed in filings with the Securities and Exchange Commission by Exelon. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this proxy statement.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	vi

Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Upon the recommendation of the corporate governance committee, the board nominated the 15 candidates named below for election as directors, each to serve a term ending with the annual meeting in 2015. Each of the following nominees has agreed to be named in this proxy statement and to serve as a director, if elected. If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. Exelon does not expect that any director nominee will be unable to serve.

The corporate governance committee believes that the current membership of the board represents an effective mix of directors in terms of the range of backgrounds and experience and diversity. The current board consists of directors who range in age from 55 to 73, with an average age of 64 and a median age of 66.5. The tenure of the directors is similarly varied, with two directors having served since the company’s creation in 2000, one since 2002, one since 2004, one since 2005, two since 2007, one since 2008, one since 2009, five since 2012 and one joining in 2013. Five directors come from the Chicago area, two from the Philadelphia area, and one from the Baltimore area, the company’s three primary markets, while seven come from other parts of the country. Two directors are African-Americans, two are women, one is Hispanic, and one is Asian-American.

The current directors have a wide diversity of experiences that fill the needs of the board and its committees. Nine directors are current or former CEOs of corporations; one is the former CEO of a university. Two directors have strong nuclear experience. Six directors have experience in banking and investment management. Two have served in government and one has flag officer military experience. Individual directors have experience or expertise in accounting, utility regulation and operations, and environmental matters, law, the economics of energy and government affairs.

The board of directors held seven meetings during 2013. The board also attended a two-day strategy retreat with the senior officers of Exelon and subsidiary companies. All directors attended at least 75% of all board and committee meetings that they were eligible to attend, with an average attendance of approximately 98.21% across all directors for all board and committee meetings. Although Exelon does not have a formal policy requiring attendance at the annual shareholders meeting, all directors generally attend the annual meeting and all of them, with the exception of Mr. Anthony K. Anderson, did so in 2013. Mr. Anderson was out of the country on business scheduled before he became a director in January 2013.

The board of directors recommends a vote “FOR” each of the director nominees below.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	1

Election of Directors

ANTHONY K. ANDERSON

In 2012, Mr. Anderson retired as the Vice Chair and Midwest Area Managing Partner of Ernst & Young, after a 35-year career with E&Y. In that capacity, Mr. Anderson oversaw a practice of 3,500 audit, tax, and transaction professionals serving clients through the Midwest. Mr. Anderson also served for six years in the Los Angeles area as managing partner of E&Y’s Pacific Southwest region. Mr. Anderson also served as a member of Ernst & Young’s governing body, the Americas Executive Board. Mr. Anderson currently serves on the boards of AAR Corp. (aerospace and defense), where he serves on the audit and compensation committees; Avery Dennison Corporation (labeling and packaging materials), where he serves on the audit committee; and First American Financial Corporation (financial services), where he serves on the governance and nominating committee. Mr. Anderson also served as a director of the Federal Reserve Bank of Chicago from 2008-2010. Mr. Anderson is the chairman of the board of the Perspectives Charter School. He is also a member of the boards of Chicago Urban League, The Chicago Council on Global Affairs, the Regional Transportation Authority and World Business Chicago. In Los Angeles, Mr. Anderson served as chairman of Town Hall Los Angeles, the Children’s Bureau of Southern California, and the California Science Center. Mr. Anderson is a member of the American, California, and Illinois Institute of Certified Public Accountants. Mr. Anderson’s experience as the vice chair of a global professional services firm and his training and experience as an audit partner and certified public accountant enhance his contribution to the Exelon board and add value to his experience on the audit, finance and risk and generation oversight committees.

Retired Vice Chair and Midwest Area Managing Partner of Ernst & Young
Age: 58 Director since: 2013
Committees: Member-Audit Committee (effective March 1, 2013) Member-Finance and Risk Committee (effective January 1, 2014) Member-Generation Oversight Committee (effective January 1, 2014)

ANN C. BERZIN

Ms. Berzin has been a director of Exelon since March 12, 2012. Previously, Ms. Berzin served as a director of Constellation Energy Group from 2008 through March 2012 when Constellation merged with Exelon. From 1992 to 2001, Ms. Berzin served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (FGIC), an insurer of municipal bonds, asset-backed securities and structured finance obligations. Ms. Berzin joined FGIC in 1985 as its General Counsel following seven years of securities law practice in New York City. Ms Berzin is a director of Ingersoll-Rand plc, Chair of its finance committee, and a member of its audit committee, and previously served as a director of Kindred Healthcare, Inc. (healthcare services) from 2006-2012. Ms. Berzin has broad business and executive leadership experience, as well as expertise in the financial services sector, which is particularly valuable in the area of risk management. Ms. Berzin also serves on the board of BGE, an Exelon subsidiary.

Former Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (FGIC)
Age: 62 Director since: 2012
Committees: Member-Audit Committee Member-Energy Delivery Oversight Committee (through December 31, 2013) Member-Finance and Risk Committee

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Election of Directors

JOHN A. CANNING, JR.

Mr. Canning is the Chairman and co-founder of Madison Dearborn Partners, LLC (“MDP”), which specializes in management buyout and special equity investing. MDP has raised investment funds with more than $18 billion in limited partner commitments from over 400 endowments, pension funds and other sophisticated investors. MDP has made significant investments in the energy and power industry. Prior to co-founding Madison Dearborn Partners, Mr. Canning spent 24 years with First Chicago Corporation, where he managed the bank’s venture investments. Mr. Canning has over 33 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. Mr. Canning is a former director and Chairman of the Federal Reserve Bank of Chicago, giving him insight into economic trends important to the business of Exelon. Mr. Canning also serves on the board of Corning, Inc., a specialty glass and ceramics producer. Mr. Canning has also served on the board of directors of Jefferson Smurfit Group plc and on the audit committees of several charitable organizations, including the Irish Pension Reserve Fund. In addition to his business experience, he also has a law degree. Mr. Canning is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that Exelon serves. Mr. Canning’s business experience and service on the boards of other companies and organizations enable him to contribute to the work of the Exelon board. Mr. Canning’s experience in banking and in managing investments, and his experience on the audit committees of other organizations, make him a valued member of the compensation and leadership development committee and the corporate governance committee.

Chairman and co-founder of Madison Dearborn Partners, LLC
Age: 69 Director since: 2008
Committees: Chair-Compensation and Leadership Development Committee Member-Corporate Governance Committee

CHRISTOPHER M. CRANE

Mr. Crane is President and Chief Executive Officer of Exelon Corporation since March 12, 2012. Previously, he served as President and Chief Operating Officer, Exelon; President and Chief Operating Officer, Exelon Generation since 2008. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of business including major acquisitions, transmission strategy, cost management initiatives, oversight of major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. Mr. Crane served as a director of Aleris International Inc. from 2010 through October 2013 (manufacture and sale of aluminum rolled and extruded products), where he served on the compensation committee and as the chair of the nominating and corporate governance committee. He is a member of the executive committee of the Edison Electric Institute and the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. He is vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association, where he has also served as chairman of the New Plant Oversight Committee and as a member of the Nuclear Strategic Issues Advisory Committee, the Nuclear Fuel Supply Committee and the Materials Initiative Group.

President and Chief Executive Officer of Exelon Corporation
Age: 55 Director since: 2012
Committees: Member-Generation Oversight Committee Member-Investment Oversight Committee (effective January 1, 2014)

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Election of Directors

YVES C. DE BALMANN

Mr. de Balmann has been a director of Exelon since March 12, 2012. Mr. de Balmann served as a director of Constellation Energy Group from 2003 through March 2012 when Constellation merged with Exelon. Mr. de Balmann served as the Co-Chairman of Bregal Investments LP, a private equity investing firm, from September 2002 through December 2012. He was Vice-Chairman of Bankers Trust Corporation, in charge of Global Investment Banking, until its merger with Deutsche Bank in 1999 when he became Co-Head of Deutsche Bank’s Global Investment Bank, and Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and then a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. Mr. de Balmann is a director of Laureate Education, Inc., he is non-executive Chairman of Conversant Intellectual Property Management. He also has served as a director of ESI Group, a technology company based in France, in the past five years. Mr. de Balmann has extensive experience in corporate finance, including the derivatives and capital markets.

Former Co-Chairman of Bregal Investments LP
Age: 67 Director since: 2012
Committees: Member-Audit Committee Member-Compensation and Leadership Development Committee (effective January 1, 2014) Member-Finance and Risk Committee

NICHOLAS DEBENEDICTIS

Mr. DeBenedictis is the Chairman (since 1993), President and Chief Executive Officer (since 1992) of Aqua America Inc., a water utility with operations in 10 states. Aqua America is the second largest U.S.-based, publicly-traded water and wastewater company in the country. As CEO, Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis has also served as a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he has served on the audit, compensation & finance, and nominating and corporate governance committees. Mr. DeBenedictis served as a director of Met-Pro Corporation (global provider of solutions and products for product recovery, pollution control, and fluid handling applications) (1997-February 2010). While a director of Met-Pro, he served as presiding independent director, chair of the corporate governance and nominating committee and a member of the audit committee. Mr. DeBenedictis has a master’s degree in environmental engineering and science. As a leader in the greater Philadelphia business community, he has knowledge of the communities and local economies served by PECO. Mr. DeBenedictis’ contribution to the Exelon board is enhanced by his experience as the CEO of a public company, his experience on the boards of other companies, his experience as a utility executive, and his experience with environmental regulation, all of which bring useful perspectives to the Exelon board’s finance and risk committee and the generation oversight committee. His prior experience as the presiding director and chair of the corporate governance committee of another public company offers additional insight to the functions of the Exelon corporate governance committee. Mr. DeBenedictis also serves on the boards of ComEd and PECO, which are Exelon subsidiaries.

Chairman, President and Chief Executive Officer of Aqua America Inc.
Age: 68 Director since: 2002

Committees:

Chair-Energy Delivery Oversight
Committee (through
December 31, 2013)

Member-Corporate Governance
Committee

Member-Finance and Risk
Committee (effective
January 1, 2014)

Member-Generation Oversight
Committee

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Election of Directors

NELSON A. DIAZ

Judge Diaz is a contract partner at Dilworth Paxson LLP, a Philadelphia-based regional law firm. Previously, he was Of Counsel to Cozen O’Connor from May 2007 through June 2011. He was also previously a partner of Blank Rome LLP (a law firm), from March 2004 through May 2007, and from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania (1981-1993), where he served as Administrative Judge responsible for supervising judges and staff and managing the budget. Judge Diaz also served as General Counsel, United States Department of Housing and Urban Affairs (1993-1997). He serves as a director of PECO and formerly served as Chairman of the board of trustees of Paradigm Multi Strategy Fund I, LLC. Judge Diaz is a Trustee of Temple University. His undergraduate education was in accounting, and he has participated in a number of seminars and conferences on corporate governance. Judge Diaz’s legal and governmental experience at the federal level and in a city and state where a significant portion of Exelon’s business is conducted has enabled him to contribute to the board and its committees on matters related to federal, state and local regulation and public policy. In addition, Judge Diaz’s Puerto Rican heritage adds diversity to the Exelon board. He serves on the boards of the National Association for Hispanic Elderly and the National Foundation for Credit Counseling. Judge Diaz is also a member of the President’s Commission on White House Fellowships. He is active in Philadelphia government and community affairs and neighborhood development and has made contributions to Exelon’s outreach to diverse groups within Philadelphia and neighboring communities. Judge Diaz serves on the Exelon board’s finance and risk and generation oversight committees where his experience in legal matters and government regulation is best utilized in overseeing Exelon’s business operations and the legal and regulatory risks that Exelon faces.

Contract Partner at Dilworth Paxson LLP
Age: 66 Director since: 2004
Committees: Member-Energy Delivery Oversight Committee (through December 31, 2013) Member-Finance and Risk Committee Member-Generation Oversight Committee

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Election of Directors

SUE L. GIN

Ms. Gin is the founder, owner, chairman and CEO of Flying Food Group LLC, a leading wholesale food production company with 17 U.S. kitchens. Flying Food Group provides catering services to over 100 international and domestic airlines. Ms. Gin chairs the audit committee and serves on the finance and risk committee. Ms. Gin has also served on the corporate governance and investment oversight committees. Ms. Gin has also served since 2000 as a director of ComEd, an Exelon subsidiary. Ms. Gin also serves on the board of Servair, the global Air France catering arm. She is on the board of The Foundation for the National Archives, Washington, D.C. Ms. Gin’s Chicago-area board memberships include DePaul University, The Field Museum, Chicago Botanic Gardens and Rush University Medical Center. A Chicago-based entrepreneur, she is also president and founder of New Management Ltd., a real estate sales, leasing management and development firm with strategic Chicago-area commercial and residential holdings.

Founder, owner, chairman and CEO of Flying Food Group LLC
Age: 72 Director since: 2000
Committees: Chair-Audit Committee Member-Corporate Governance Committee (through January 28, 2014) Member-Finance and Risk Committee Member-Investment Oversight Committee (through January 28, 2014)

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Election of Directors

PAUL L. JOSKOW, PH. D.

Dr. Joskow has been the President of the Alfred P. Sloan Foundation since January 1, 2008. The Sloan Foundation is a philanthropic institution that supports research and education in science, technology and economic performance. He is also the Elizabeth and James Killian Professor of Economics and Management Emeritus at the Massachusetts Institute of Technology (MIT). Dr. Joskow joined the MIT faculty in 1972 and served as head of the MIT Department of Economics (1994-1998) and Director of the MIT Center for Energy and Environmental Policy Research (1999-2007). At MIT he was engaged in teaching and research in the areas of industrial organization, energy and environmental economics, competition policy, and government regulation of industry for over 35 years. Much of his research and consulting activity has focused on the electric power industry, electricity pricing, fuel supply, demand, generating technology, and regulation. He is a Fellow of the American Academy of Arts and Sciences, the Econometric Society and a Distinguished Fellow of the American Economic Association. He has served on the U.S. Environmental Protection Agency’s (“EPA”) Acid Rain Advisory Committee, on the Environmental Economics Committee of EPA’s Science Advisory Board, and on the National Commission on Energy Policy. He presently serves on the Secretary of Energy Advisory Board. He is the Chair of the National Academies Board of Science, Technology and Economic Policy. He is also a Trustee of the Putnam Mutual Funds. In addition to his teaching, research, publishing and consulting activities, he has experience in the energy business, serving as a director of New England Electric System, a public utility holding company (1987-2000), until it was acquired by National Grid. He then served as a director of National Grid plc, an international electric and gas utility holding company, and one of the largest investor-owned utilities in the world (2000-2007). Dr. Joskow served as a director of TransCanada Corporation from 2004 until March 2013. TransCanada is an energy infrastructure company with gas pipelines, electric power operations, and natural gas storage facilities. He served on the audit and governance committees of TransCanada. He previously served on the audit committee of National Grid (2000-2005) and was chair of its finance committee until 2007. He also served on the audit committee of New England Electric System and as the chair of the audit committee of the Putnam Mutual Funds (2002-2005).

President of the Alfred P. Sloan Foundation
Age: 66 Director since: 2007
Committees: Member-Audit Committee Member-Energy Delivery Oversight Committee (through December 31, 2013) Member-Finance and Risk Committee Member-Investment Oversight Committee

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Election of Directors

ROBERT J. LAWLESS

Mr. Robert J. Lawless has been a director of Exelon since March 12, 2012. Mr. Lawless served as a director of Constellation Energy Group from 2002 through March 2012 when Constellation merged with Exelon. Mr. Lawless served as Chairman of the Board of McCormick & Company, Inc. (food manufacturing industry) from January 1997 until March 2009, having also served as President until December 2006 and Chief Executive Officer until January 2008, and is now retired. He is also a director of The Baltimore Life Insurance Company. Mr. Lawless has extensive executive leadership and strategic planning experience. As a former chief executive officer of a public company, he can provide a critical perspective on issues affecting public companies. Mr. Lawless serves on the compensation and leadership development committee and as the chair of the corporate governance committee.

Former Chairman of the Board of McCormick & Company, Inc.
Age: 67 Director since: 2012
Committees: Chair-Corporate Governance Committee Member-Compensation and Leadership Development Committee

RICHARD W. MIES

Admiral Mies is President and Chief Executive Officer of The Mies Group, Ltd, a private consulting firm that provides strategic planning and risk assessment advice and assistance to clients on international security, energy, defense, and maritime issues. A distinguished graduate of the Naval Academy, he completed a 35-year career as a nuclear submariner in the US Navy. Admiral Mies has a wide range of operational command experience; he served as the senior operational commander of the US Submarine Force and he commanded US Strategic Command for four years prior to retirement in 2002. He subsequently served as a Senior Vice President of Science Applications International Corporation, a provider of scientific and engineering applications for national security, energy, and environment, and as the President and Chief Executive Officer of Hicks and Associates, Inc, a subsidiary of SAIC from 2002-2007. Admiral Mies served as a director of Mutual of Omaha, an insurance and banking company, from 2002-2013, where he chaired the governance committee and served as a member of the audit, compensation, investment, and executive committees. From 2008–2010 Admiral Mies was a director of McDermott International, an engineering and construction company focused on energy infrastructure, where he served on the audit and governance committees. In 2010 he transitioned to the board of Babcock and Wilcox (“B&W”) when that company spun off from McDermott International. He is chair of B&W’s safety and security committee and a member of the governance committee. He is also a member of the Boards of Governors of Los Alamos and Lawrence Livermore National Security LLCs that operate their respective national laboratories. In addition to an undergraduate degree in mechanical engineering and mathematics, Admiral Mies completed post-graduate education at Oxford University, the Fletcher School of Law and Diplomacy, and Harvard University and holds a Masters degree in government administration and international relations. Admiral Mies makes a unique contribution to Exelon’s generation oversight, finance and risk, and audit committees through his extensive leadership experience with nuclear power and strategic planning in the Navy and in business and through his experience on the boards of other companies.

President and Chief Executive Officer of The Mies Group, Ltd.
Age: 69 Director since: 2009
Committees: Chair-Generation Oversight Committee Member-Audit Committee Member-Corporate Governance Committee (through January 28, 2014) Member-Finance & Risk Committee

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Election of Directors

WILLIAM C. RICHARDSON, PH. D.

Dr. Richardson serves as lead director. Dr. Richardson is the President and Chief Executive Officer Emeritus of the W.K. Kellogg Foundation, a private foundation, and the President and Chief Executive Officer Emeritus of Johns Hopkins University. Dr. Richardson served as the President and CEO of the W. K. Kellogg Foundation until his retirement (1995-2005). He also served as chairman of the Kellogg Trust (1996-2007). In that position he and two other trustees directly oversaw the management of an approximately $7.7 billion fund, including a significant position in Kellogg Company (cereal and convenience foods). He was the President of Johns Hopkins University (1990-1995), and Executive Vice President and Provost of Pennsylvania State University (1984-1990). He is a member of the Institute of Medicine, National Academy of Sciences. Dr. Richardson has served as a director of The Bank of New York Mellon Corporation since 1998; of CSX Corporation (railroad) (1992-2008); and of Kellogg Company (1996-2007). Dr. Richardson serves on the audit and corporate governance and nominating committees of Bank of New York Mellon Corporation, and previously served on the audit, governance, and compensation committees of CSX. He was chair of the governance and compensation committees and lead director of CSX, and chair of the finance committee of Kellogg. Dr. Richardson has an MBA and PhD. from the University of Chicago Graduate School of Business. Dr. Richardson’s experience as CEO of a large international research university and in leading a large investment fund and serving as a director of three major corporations and as a member of their governance, audit, risk and compensation committees make him qualified to serve as a director of Exelon. Through his experience, including experience on the committees of other organizations, Dr. Richardson contributes to the work of the Exelon audit, compensation and leadership development and corporate governance committees.

President and Chief Executive Officer Emeritus of the W.K. Kellogg Foundation
Age: 73 Director since: 2005

Committees:

Lead Director

Member-Audit Committee

Member-Compensation and Leadership Development Committee

Member-Corporate Governance Committee

Member-Investment Oversight Committee (through
January 28, 2014)

JOHN W. ROGERS, JR.

Mr. Rogers is the founder, Chairman and CEO of Ariel Investments, LLC, an institutional money management firm with $8 billion in assets under management, and serves as trustee of the Ariel Investment Trust. Since 2003, he has served as a director of McDonald’s Corporation (global foodservice retailer) where he has served on the compensation, finance and corporate responsibility committees. Previously, he served as a director of Aon Corporation (risk management services, insurance and reinsurance brokerage and human capital and management consulting services) (1993-2012), where he served on the finance committee and as chair of the audit committee; GATX corporation (rail, marine and industrial equipment leasing) (1998-2004), where he served on the audit committee; Bank One Corporation (bank) (1998-2004), where he served on the audit and risk management and public responsibility committees; and Bally Total Fitness (fitness and health clubs) (2003-2006), where he served as the lead independent director and as chair of the compensation committee. Mr. Rogers’ experience on the boards of a number of major corporations based in Chicago in a variety of industries has made him a leader in the Chicago business community with perspective into Chicago business developments. His role in Chicago’s and the nation’s African-American community brings diversity to the board and emphasis to Exelon’s diversity initiatives and community outreach. His experience in investment management and financial markets and as a director of an insurance brokerage and services company are useful to Exelon, particularly with respect to risk management and the management of Exelon’s extensive nuclear decommissioning and pension and post-retirement benefit trust funds, which are overseen by the investment oversight committee, which he chairs. Mr. Rogers’ service on the boards and committees of other companies has given him experience that adds further depth to the Exelon corporate governance committee. He has spoken at and participated in a number of corporate governance conferences. He was named by the Outstanding Directors Exchange as one of six 2010 Outstanding Directors.

Chairman and CEO of Ariel Investments, LLC
Age: 56 Director since: 2000
Committees: Chair-Investment Oversight Committee Member-Corporate Governance Committee

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Election of Directors

MAYO A. SHATTUCK III

Mr. Shattuck is Chairman of the Board of Exelon Corporation. Previously, Mr. Shattuck served as the Executive Chairman from March 2012 to February 2013. Prior to joining Exelon, Mr. Shattuck was the Chairman, President and Chief Executive Officer of Constellation Energy, a position he held from 2001 to March 2012. Mr. Shattuck was previously at Deutsche Bank, where he served as Chairman of the Board of Deutsche Bank Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking. From 1997 to 1999, he served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in June 1999. From 1991 until 1997, Mr. Shattuck was President and Chief Operating Officer and a Director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. Mr. Shattuck is the past Chairman of the Board of the Institute of Nuclear Power Operations and was previously a member of the executive committee of the board of Edison Electric Institute. He was also Co-Chairman of the Center for Strategic & International Commission on Nuclear Policy in the United States. He currently serves on the board of directors for Gap Inc. and is chairman of its audit and finance committee. He also serves as a director for Capital One Financial Corporation, where he is chairman of its compensation committee. Mr. Shattuck’s qualifications to serve as director include his extensive experience in business and the energy industry in particular, gained from his service as Constellation Energy’s Chief Executive Officer, which enables him to effectively identify strategic priorities and execute strategy. His financial expertise gained from his years of experience in the financial services industry also brings a valuable perspective to the board.

Former Chairman, President and Chief Executive Officer of Constellation Energy
Age: 59 Director since: 2012
Committees: Member-Generation Oversight Committee (effective January 1, 2014) Member-Investment Oversight Committee (effective January 1, 2014)

STEPHEN D. STEINOUR

In January 2009, Mr. Steinour was elected the Chairman, President and Chief Executive Officer of Huntington Bancshares Incorporated, a $54 billion regional bank holding company. Previously, he was the Chairman and Managing Partner of CrossHarbor Capital Partners, a private equity firm (2008-January 2009). From 2006 to 2008, he was President and CEO of Citizens Financial Group, Inc., a multistate commercial bank holding company. Prior to that, Mr. Steinour served as Vice Chairman and Chief Executive Officer of Citizens Mid-States regional banking (2005-2006). He served as Vice Chairman and Chief Executive Officer of Citizens Mid-Atlantic Region (2001-2005). At the beginning of his career, Mr. Steinour was an analyst for the U.S. Treasury Department and subsequently worked for the Federal Deposit Insurance Corporation. Mr. Steinour has been a member of the board of trustees of the Liberty Property Trust (an office and industrial property real estate investment trust) since February 2010, where he serves on its audit and compensation committees. Mr. Steinour was elected to the board of directors of L Brands (fashion retailer) in January 2014. Mr. Steinour is a member of council of The Pennsylvania Society, a non-profit, charitable organization which celebrates service to the Commonwealth of Pennsylvania. He also serves as a trustee of the National Constitution Center and the Eisenhower Fellowships and is a member of the Columbus Partnership and a Trustee of the Columbus Downtown Development Corporation. He is a member of the American Bankers Association. Mr. Steinour also served as a member on the policy and legal affairs committees of the Pennsylvania Business Roundtable, an association of CEOs in large Pennsylvania companies representing significant employment and economic activity in the Commonwealth. He also has served on the board of and as the chairman of the Greater Philadelphia Chamber of Commerce. His experience at Citizens Bank gave him knowledge of the markets that Exelon Generation and PECO serve. His experience as a banker, with strong credit and risk management experience and knowledge of credit and capital markets, and his experience as Chairman and CEO of Huntington Bancshares enhances Mr. Steinour’s value to the Exelon board and to the finance and risk and audit committees.

Chairman, President and Chief Executive Officer of Huntington Bancshares Incorporated
Age: 55 Director since: 2007
Committees: Chair-Finance & Risk Committee Member-Audit Member-Compensation and Leadership Development Committee (through January 28, 2014)

10	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Election of Directors

DIRECTOR INDEPENDENCE

Under Exelon’s Corporate Governance Principles, a substantial majority of the board must be composed of independent directors, as defined by the NYSE. In addition to complying with the NYSE rules, Exelon monitors the independence of audit and compensation and leadership development committee members under rules of the SEC (for members of the audit and compensation and leadership development committees) and the Internal Revenue Service (for members of the compensation and leadership development committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence and the following categorical standards to address those relationships that are not specifically covered by the NYSE rules:

1.	A director’s relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director’s independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in the most recent fiscal year, is less than the greater of $1 million or 5% of the recipient’s consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director’s independence, if and to the extent that: (a) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing market prices set by a well-established commodity market, or fixed in conformity with law or governmental authority; or (b) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

2.	If a director is a current employee, or a director’s immediate family member is an executive officer, of a charitable or other tax-exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 2% of that organization’s consolidated gross receipts in that year. In any other circumstance, a director’s relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of all contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 5% of that organization’s consolidated gross receipts in that year. Transactions and relationships with charitable and other tax-exempt organizations that exceed these standards will be evaluated by the board to determine whether there is any effect on a director’s independence.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated by Exelon’s Office of Corporate Governance for materiality. Data on transactions between Exelon and companies for which an Exelon director or an immediate family member serves as a director or executive officer are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Mr. Shattuck is not considered an independent director because of his employment as executive chairman through February 2013. Mr. Crane is not considered an independent director because of his employment as president and chief executive officer of Exelon. Each of the other current Exelon directors and each director who retired in 2013 was determined by our board of directors to be “independent” under applicable guidelines presented above. The amounts involved in the transactions between Exelon and its subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, all fell below the thresholds specified by the NYSE rules and the categorical standards specified in the company’s Corporate Governance Principles. Because Exelon provides utility services through its subsidiaries BGE, ComEd, PECO and Constellation and many of its directors live in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon’s subsidiaries. The

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Election of Directors

corporate governance committee does not review transactions pursuant to which Exelon sells gas or electricity to these businesses or charities at tariffed rates. Similarly, because Exelon and its subsidiaries are active in their communities and make substantial charitable contributions, and many of Exelon’s directors live in communities served by Exelon and its subsidiaries and are active in those communities, many of Exelon’s directors are affiliated with charities that receive contributions from Exelon and its subsidiaries. None of the directors or their immediate family members is an executive officer of any charitable organizations to which Exelon or its subsidiaries contribute. All such payments to charitable organizations were immaterial under the applicable independence criteria.

We describe below various transactions and relationships considered by the board in assessing the independence of Exelon directors.

Ann C. Berzin

Ms. Berzin serves as a director of a public company that provides equipment and services to Exelon Generation. In 2013, Exelon paid that company approximately $470,000.

Nicholas DeBenedictis

Mr. DeBenedictis serves as the chairman, president and chief executive officer of a public utility company that received approximately $609,000 from Exelon for water supplies. Exelon made these purchases under tariffed utility rates. Mr. DeBenedictis serves as a director of a company that received $3,700,000 from Exelon for health care coverage for Exelon employees.

Sue L. Gin

Ms. Gin is the chairman and chief executive officer of a company that is a customer of Exelon. The company paid Exelon approximately $265,000 in 2013 under contracts that were competitively bid.

Richard W. Mies

Admiral Mies serves as the director of a public company that provides services to Exelon Generation. In 2013, Exelon paid that company approximately $10,000,000.

Dr. William C. Richardson

Dr. Richardson serves as a director of a public company that provided financial services to Exelon. In 2013, Exelon paid the company approximately $2,170,000.

Thomas J. Ridge

Governor Ridge, while an Exelon director, was a senior advisor to a major accounting firm that provided non-audit services to Exelon. In 2013, Exelon paid the firm approximately $37,000,000.

John W. Rogers, Jr.

Mr. Rogers serves as a director of a company that is a customer of Exelon. The company paid Exelon approximately $14,000,000 in 2013. For additional information, see Related Person Transactions below.

Stephen D. Steinour

Mr. Steinour is the chairman, president and chief executive officer of a company that provided financial services to Exelon. In 2013, Exelon paid that company approximately $150,000. For additional information, see Related Person Transactions below.

Don Thompson

Mr. Thompson, while an Exelon director, was the president and chief executive officer of a company that is a customer of Exelon. The company paid Exelon approximately $14,000,000 in 2013. For additional information, see Related Person Transactions below.

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Election of Directors

RELATED PERSON TRANSACTIONS

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from BGE, ComEd or PECO at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the board reviewed all commercial, charitable, civic and other relationships with Exelon in 2013 that were disclosed by directors and executive officers of Exelon, BGE, ComEd and PECO, and by executive officers of Exelon Generation that required separate consideration and ratification. The Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimis nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only two of the related person transactions are required to be disclosed in this proxy statement.

McDonald’s Corporation and its subsidiaries purchase both gas and electricity from Exelon in the ordinary course of business. McDonald’s independently-owned and operated franchisees also purchase gas and electricity from Exelon in the ordinary course of business. Purchases from BGE, ComEd and PECO are at tariffed rates. Gas purchases from Exelon are made based on fixed prices for contract quantities with differences settled at market prices based on an independent, publicly available index. Electricity purchases made from Exelon are fixed price for power in the ComEd Zone within the PJM Interconnection. Mr. Thompson, a former Exelon director, is President and Chief Executive Officer of McDonald’s Corporation. Mr. Rogers is also a director of McDonald’s Corporation.

The corporate governance committee and the Exelon board reviewed the sales at market prices to McDonald’s as related person transactions and concluded that the transactions were in the best interests of Exelon because they involved the sale of electricity and gas in the ordinary course at prices based on independent, publicly available indices. There was no indication that either of Exelon’s directors was involved in the negotiations of the contracts or had any direct or indirect

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Election of Directors

material interest in the transactions or influence over them. As compared to Exelon’s and McDonald’s overall sales, the transactions are immaterial, individually and in the aggregate.

Huntington Bank is a lender to Exelon and its subsidiaries and participates in their credit facilities. Huntington participates in the credit facilities on the same basis as other participating banks with terms based on a competitive process with a syndicate of banks. In 2013, Exelon and its subsidiaries paid Huntington Bank approximately $150,000 in fees for credit facilities and letters of credit. Mr. Steinour, an Exelon director, is also Chairman, President and Chief Executive Officer of Huntington Bancshares, the parent of Huntington Bank.

The corporate governance committee and the Exelon board reviewed Huntington Bank’s participation in the credit facilities as related person transactions and concluded that the transactions were in the best interests of Exelon because Huntington participates in the credit facilities on terms equivalent to those of an unrelated bank. There is no indication that Mr. Steinour was involved in the negotiations of the credit facilities or had any direct or indirect material interest in the transactions or influence over them. As compared to Exelon’s and Huntington’s overall revenues, the transactions are immaterial, individually and in the aggregate.

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Corporate Governance at Exelon

Exelon is committed to maintaining the highest standards of corporate governance. We believe that strong corporate governance is critical to achieving our performance goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies and other stakeholders.

CORPORATE GOVERNANCE PRINCIPLES

Our Corporate Governance Principles, together with the board committee charters, provide the framework for the effective governance of Exelon. The board of directors has adopted our Corporate Governance Principles to address matters including qualifications for directors, standards of independence for directors, election of directors, responsibilities and expectations of directors, and evaluating board, committee and individual director performance. The Corporate Governance Principles also address director orientation and training, the evaluation of the chief executive officer and succession planning. The Corporate Governance Principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the company as they change over time.

THE BOARD’S FUNCTION AND STRUCTURE

Exelon’s business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, annuitants, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

BOARD LEADERSHIP

Exelon’s Corporate Governance Principles establish the position of Lead Director. The Lead Director is an independent director elected by the independent directors of the Exelon board, upon the recommendation of the corporate governance committee, with responsibilities to act at any time when (1) the positions of chairman of the board and the chief executive officer are held by the same person; or (2) for other reasons the person holding the position of chairman of the board is not an independent director under the applicable director independence standards.

As specified in the Corporate Governance Principles, the role of the Lead Director includes:

•	presiding at executive sessions of non-management or independent directors;

•	calling meetings of the independent directors;

•	serving as an advisor to the chairman and the chief executive officer (“CEO”);

•	functioning as the non-exclusive liaison between the non-management directors and the chairman and the CEO;

•	adding items to agendas for board meetings;

•	assuring the sufficiency of the time for discussion at board meetings;

•

leading, in conjunction with the corporate governance and compensation and leadership development committees, the process for evaluating the performance of the chairman and the CEO and determining their respective compensation;

•	leading on corporate governance initiatives relevant to board and committee operations;

•	in the event of the death or incapacity of the chairman of the board, serving as the acting chairman of the board until such time as a chairman of the board is selected;

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Corporate Governance at Exelon

•	receiving and responding to mail addressed to the board of directors; and

•	having such additional powers and responsibilities as the board of directors may from time to time assign or request.

The Corporate Governance Principles grant the board of directors discretion to separate the roles of chairman and chief executive officer if the board determines that such a separation is in the best interests of Exelon and its shareholders. Upon the completion of the merger between Exelon and Constellation Energy Group in 2012, the board of directors separated the positions of chairman of the board and chief executive officer. The board appointed Mayo A. Shattuck III to the position of executive chairman and Christopher M. Crane to the position of chief executive officer. Mr. Shattuck served as executive chairman from March 2012 through February 2013 and he continues to serve as non-executive chairman of the Exelon board.

The board believes that Exelon has in place effective arrangements and structures to ensure that the company maintains the highest standard of corporate governance and board independence and independent board leadership and continued accountability of the chairman and the CEO to the board. These arrangements and structures include:

•

13 of the 15 directors on the board are independent and meet the independence requirements under the NYSE listing standards and the additional independence requirements under the company’s Corporate Governance Principles.

•

In 2012, the board elected William C. Richardson as the independent Lead Director. Dr. Richardson has been a member of our board since 2005. Dr. Richardson’s responsibilities as Lead Director complement Mr. Shattuck’s role as chairman and Mr. Crane’s role as CEO while providing independent board leadership and the necessary checks and balances to hold the board, the chairman and the CEO accountable in their respective roles.

•

The audit, compensation and leadership development, corporate governance and finance and risk committees are composed solely of and chaired by independent directors. The investment oversight and generation oversight committees are chaired by independent directors and, effective January 1, 2014, include Messrs. Crane and Shattuck as members of the committees. The energy delivery oversight committee was composed solely of and chaired by independent directors.

•

A significant portion of the business of the Exelon board is reviewed or approved by the board’s committees, and the agendas of the board’s committees are driven by the independent chairs through their discussions with management.

•

The board agendas, in turn, are determined in large part by the committee agendas, and discussions at board meetings are driven to a significant degree by the committee agendas and the reports the committee chairs present to the full board.

•

The performance and compensation of the CEO is reviewed annually by the full board in executive session under the leadership of the Lead Director and the corporate governance and compensation and leadership development committees.

BOARD OVERSIGHT OF RISK

The company operates in a market and regulatory environment that involves significant risks, many of which are beyond its control. The company has a risk management group consisting of a Chief Enterprise Risk Officer, a Chief Commercial Risk Officer, and a full-time staff of 170. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. The company also has an Executive Finance and Risk Committee comprising company officers who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of the company regularly meets with the Chief Enterprise Risk Officer and the Executive Finance and Risk Committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Enterprise Risk Officer and the risk management group perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the probability and severity of the identified risks. The Chief Enterprise Risk Officer and senior executives of the company discuss those risks

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Corporate Governance at Exelon

with the board’s finance and risk committee as well as the audit committee and, when appropriate, the Baltimore Gas and Electric Company (“BGE”), the Commonwealth Edison Company (“ComEd”) and PECO Energy Company (“PECO”) boards of directors. In addition, the Exelon board’s generation oversight committee evaluates risks related to the company’s generation business. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities.

BOARD/COMMITTEE/DIRECTOR EVALUATION

The board has a three-part annual evaluation process that is coordinated by the Lead Director and the corporate governance committee: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full board evaluation considers the following factors, among others, in light of the committee self-assessments: (1) the effectiveness of the board organization and committee structure; (2) the quality of meetings, agendas, presentations and meeting materials; (3) the effectiveness of director preparation and participation in discussions; (4) the effectiveness of director selection, orientation and continuing education processes; (5) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (6) the quality of administrative planning and logistical support.

Individual director performance assessments are conducted informally as needed and involve a discussion among the Lead Director and other directors, including members of the corporate governance committee, using the performance expectations for directors contained in the Corporate Governance Principles. In addition, the Lead Director, the chairman of the corporate governance committee or the chairman of the board provides individual feedback, as necessary.

DIRECTOR EDUCATION

The board has a program for orienting new directors and providing continuing education for all directors that is overseen by the corporate governance committee. The orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. New directors receive materials about Exelon, the board and board policies and operations and attend meetings with the CEO and executive vice presidents and members of their staff for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs (incumbent directors are also invited to participate in the site visits, if available).

Continuing director education is provided during portions of regular board and committee meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory or accounting standards). The education often takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The audit committee devotes a meeting each year to educating the committee members about new accounting rules and standards, and topics that are necessary to having a good understanding of our accounting practices and financial statements. The generation oversight committee uses site visits as a regular part of education for its members; the committee holds each meeting at a different generating station (nuclear, fossil or hydro) and the agenda always includes a briefing by local plant management, a tour of the facility and lunch with plant personnel. Continuing director education also involves individual directors’ attendance at director education seminars. The company pays the cost for any director to attend outside director education seminars on corporate governance or other topics relevant to their service as directors.

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Corporate Governance at Exelon

INFORMATION ABOUT THE BOARD COMMITTEES

In determining the membership of the committees, the corporate governance committee has sought to have each committee reflect a range of backgrounds and experience and diversity. Every member of the audit committee qualifies as an “audit committee financial expert”, as defined by SEC rules, and most of the members serve or have served on audit committees of other companies. The chairs of the audit and finance and risk committees sit on each other’s committees, and there is significant overlap in the membership of the committees reflecting the overlap in responsibilities. Similarly, the chairs of the corporate governance and compensation and leadership development committees sit on each other’s committees, which is helpful in the company’s process for evaluating the performance and setting the compensation of the chairman or the CEO, or both. Almost all of the members of the corporate governance committee serve or have served on the corporate governance committees of other corporations. Several of the members of the compensation and leadership development committee have served on the compensation committees of other corporations. The investment oversight committee includes members with experience in investment banking and the economics of energy. The finance and risk committee includes members with experience in the economics of energy, nuclear operations, and banking and investment management, reflecting experience in dealing with the range of risks that the company faces. Biographical information about each of the directors and nominees follows.

In 2013, seven standing committees assisted the board in carrying out its duties: the audit committee, the compensation and leadership development committee, the corporate governance committee, the energy delivery oversight committee, the finance and risk committee, the generation oversight committee and the investment oversight committee. The energy delivery oversight committee was terminated effective January 1, 2014. The chairman and the CEO are invited guests and are welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the CEO. The committees, their membership during 2013, changes in committee assignments in 2014, and their principal responsibilities are described below:

Audit	Compensation and Leadership Development	Corporate Governance	Energy Delivery Oversight[1]	Finance and Risk	Generation Oversight	Investment Oversight
Gin (Chair)	Canning (Chair)	Lawless (Chair)	DeBenedictis (Chair)	Steinour (Chair)	Mies (Chair)	Rogers (Chair)
Anderson[2]	deBalmann[3]	Canning	Berzin	Anderson[3]	Anderson[3]	Crane[3]
Berzin	Lawless	DeBenedictis	Diaz	Berzin	Crane[3]	Gin[4]
de Balmann	Richardson	Gin[4]	Joskow	de Balmann	DeBenedictis	Joskow
Joskow	Steinour[4]	Mies[4]	Ridge[6]	DeBenedictis[3]	Diaz	Richardson[4]
Mies	Thompson[5]	Richardson	Thompson[5]	Diaz	Shattuck[3]	Shattuck[3]
Richardson		Rogers		Gin
Ridge[6]				Joskow
Steinour				Mies

Notes to Committee Membership Table:

1)	Energy Delivery Oversight Committee was terminated effective January 1, 2014.

2)	Anthony K. Anderson became a member of the audit committee effective March 1, 2013.

3)	Effective January 1, 2014.

4)	Member through January 28, 2014.

5)	Don Thompson did not stand for reelection to the Exelon board on April 23, 2013.

6)	Governor Thomas J. Ridge resigned from the Exelon board on October 2, 2013.

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Corporate Governance at Exelon

AUDIT COMMITTEE

The audit committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The audit committee met nine times in 2013. Under its charter, the audit committee’s principal duties include:

•	Having sole authority to appoint, retain, or replace the independent auditor, subject to shareholder ratification, and to oversee the work of the independent auditor and its independence;

•	Reviewing financial reporting and accounting policies and practices;

•	Overseeing the work of the internal auditor and reviewing internal controls;

•	With the assistance of the finance and risk committee, discussing guidelines and policies to govern the process of risk assessment and risk management; and

•

Reviewing policies and procedures with respect to internal audits of officers’ and directors’ expenses, compliance with Exelon’s Code of Business Conduct, and the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters.

The audit committee receives an annual report from the finance and risk committee regarding corporate risk management policy and other areas overseen by the finance and risk committee. Most members of the audit committee also serve on the finance and risk committee. On occasion, the audit and finance and risk committees meet jointly to review areas of mutual interest between the two committees.

The committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent accountant, the internal auditors and the chief legal officer.

The board of directors has determined that each of the members of the audit committee is an “audit committee financial expert” for purposes of the SEC’s rules and also that each of the members of the audit committee is independent as defined by the rules of the NYSE and our Corporate Governance Principles.

Report of the Audit Committee

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2013 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent registered public accounting firm (independent accountant). The Exelon audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as superseded by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the Securities and Exchange Commission in Release No. 34-68453. In addition, the Exelon audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

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Corporate Governance at Exelon

The committee has a charter that has been approved by the Exelon board of directors.

February 10, 2014 THE AUDIT COMMITTEE
Sue L. Gin, Chair Yves C. de Balmann William C. Richardson Anthony K. Anderson	Paul L. Joskow Stephen D. Steinour Ann C. Berzin Richard W. Mies

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

The compensation and leadership development committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The committee met six times in 2013.

The compensation and leadership development committee’s principal duties, as discussed in its charter, include:

•	Ensuring that executive compensation levels and targets are aligned with, and designed to achieve, Exelon’s strategic and operating objectives; and

•

Reviewing recommendations from management and outside consultants and approving or recommending approval of matters of executive compensation for officers of Exelon and its subsidiaries, including base salary, incentive awards, equity grants, perquisites, and other forms of compensation.

•	Reviewing and making recommendations to the board on leadership development, succession planning (other than the chairman and the chief executive officer and president) and diversity.

Executive officers are involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the compensation and leadership development committee (and the independent directors with respect to the compensation of the CEO) makes the final determinations with respect to compensation programs and adjustments. The chairman and the CEO are considered invited guests and are welcome to attend the meetings of the compensation and leadership development committee, except when the committee meets in executive session to discuss, for example, the CEO’s compensation. The chairman and the CEO cannot call meetings of the compensation and leadership development committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s business plan. The compensation and leadership development committee reviews the recommendations and establishes the final goals. The committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s incentive payouts, and if so, the amount of the multiplier.

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Corporate Governance at Exelon

Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The CEO reviews all of the recommendations of the executive officers before they are presented to the compensation and leadership development committee. The human resources function provides to the compensation and leadership development committee and the independent directors data showing the history of the compensation of the CEO and data that analyzes the cost of a range of several alternatives for changes to the compensation of the CEO, but the executive officers, the chairman and the CEO do not make any recommendation to the compensation and leadership development committee or the independent directors with respect to the compensation of the CEO.

The compensation and leadership development committee has delegated to the CEO the authority to make off-cycle equity awards to employees who are not subject to the limitations of Internal Revenue Code Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 600,000 shares in the aggregate, and 20,000 shares per recipient in any year. The compensation and leadership development committee reviews and ratifies these grants.

During fiscal 2013 and as of the date of this proxy statement, none of the members of the compensation and leadership development committee was or is an officer or employee of the company, and no executive officer of the company served or serves on any compensation committee or board of any company that employed or employs any members of the company’s compensation and leadership development committee or board of directors.

Compensation Consultant

Pursuant to the compensation and leadership development committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation and leadership development committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee.

The compensation and leadership development committee determined in November 2012 to engage Semler Brossy Consulting Group, LLC and its Managing Principal Ms. Blair Jones as its consultant. The committee members who screened and interviewed the candidates determined that Semler Brossy offered the strongest and most responsive team and would provide the most reliable and cost-competitive advice through experience, research and benchmarking. In engaging Semler Brossy in November 2012 and in reviewing the engagement in December 2013, the committee considered the following factors in determining that Ms. Jones and the firm are independent consultants and do not have any conflicts of interest:

•

Semler Brossy performs no other services for the company or its affiliates and received no other fees from the company (aside from fees associated with a director compensation study performed for the corporate governance committee);

•

the firm’s policies would preclude any of the firm’s consultants providing services to the committee from owning any Exelon stock and none of the persons identified for the consulting team owned any Exelon stock;

•	the firm has formal written policies designed to prevent conflicts of interest; and

•

there were no relationships of the firm and its consultants and Exelon and its officers, directors or affiliates except that Dr. Richardson had known another consultant from the firm in connection with his consulting for the compensation committee at another company where Dr. Richardson had previously served as a director.

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Corporate Governance at Exelon

As part of its ongoing services to the compensation and leadership development committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the committee, the compensation consultant does the following:

•	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

•	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

•	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

•	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation and leadership development committee in preparing their recommendations to the full board of directors or, in the case of the CEO, the independent directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation and leadership development committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee has a formal compensation consultant independence policy that codifies its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, under the Investors section of our website. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than one percent of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation and leadership development committee, and the committee approves the aggregate amount of fees to be paid to the compensation consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation and leadership development committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2013, the total fees paid to Semler Brossy were $349,822; no fees were paid to Semler Brossy for additional services beyond its work as consultant to the compensation and leadership development committee except for a director compensation study prepared for the corporate governance committee.

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Corporate Governance at Exelon

CORPORATE GOVERNANCE COMMITTEE

The corporate governance committee met five times in 2013. All members of the committee are independent directors.

In addition to its other duties described elsewhere in this proxy statement, the corporate governance committee’s principal duties, as discussed in its charter, include:

•	Reviewing and making recommendations on corporate, board and committee structure, organization, committee membership, functions, compensation and effectiveness;

•	Monitoring corporate governance trends and making recommendations to the board regarding the Corporate Governance Principles;

•	Identifying potential director candidates and coordinating the nominating process for directors;

•	Coordinating the board’s role in establishing performance criteria for the CEO and evaluating the performance of the CEO;

•	Monitoring CEO succession planning;

•	Overseeing Exelon’s strategies and efforts to protect and improve the environment, including climate change, sustainability and the Exelon 2020 plan;

•	Approving or amending delegations of authority for Exelon and its subsidiaries; and

•	Overseeing Exelon’s efforts to promote diversity among its contractors and suppliers.

The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation, and for this purpose it periodically asks the consultant to prepare a study of the compensation of the company’s directors compared to the directors of companies in the same peer group used for executive compensation. This study is used as the basis for the corporate governance committee’s recommendations to the full board with respect to director compensation. The corporate governance committee may utilize other consultants, such as specialized search firms to identify candidates for director.

ENERGY DELIVERY OVERSIGHT COMMITTEE

The energy delivery oversight committee met five times in 2013 and was terminated effective January 1, 2014. The responsibilities of the energy delivery oversight committee were allocated to the Exelon board, the finance and risk committee, the utility boards, and Exelon Utilities and utility management to eliminate duplication of effort and focus accountability.

The energy delivery oversight committee’s principal duties, as discussed in its charter, included:

•

Overseeing the operating utilities’ (BGE, ComEd, PECO and Exelon Transmission Company) performance trends, compared to benchmarks, focusing on issues having cross-utility impact or opportunities for sharing best practices and lessons learned;

•	Reviewing issues having significant impact on utility capital budgets and resource adequacy to meet utility service obligations;

•

Overseeing the establishment of and compliance with policies and procedures for the management and mitigation of risks associated with the security and integrity of the transmission and distribution assets of BGE, ComEd, PECO and Exelon Transmission Company;

•	Reviewing significant legislative, regulatory and investment and recovery strategies, focusing on those with potential multi-state or multi-utility impact;

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Corporate Governance at Exelon

•

Reviewing significant labor and human relations policies or issues related to the operating utilities, focusing on those with potential cross-utility impact and sharing of best practices and lessons learned; and

•	Reviewing significant environmental, health and safety policies or practices related to the operating utilities.

FINANCE AND RISK COMMITTEE

The finance and risk committee met seven times in 2013.

The finance and risk committee’s principal duties, as discussed in its current charter, include:

•	Overseeing the company’s risk management functions;

•	Overseeing matters relating to the financial condition and risk exposures by Exelon;

•	Monitoring the financial condition, capital structure, financing plans and programs, dividend policy, treasury policies and liquidity and related financial risk at Exelon and its major subsidiaries;

•	Overseeing or appraising of the capital management and planning process, including capital investments, acquisitions and divestitures;

•	Overseeing the company-wide risk management strategy, policies, procedures, and mitigation efforts, including insurance programs and legal and regulatory compliance programs;

•	Overseeing the strategy and performance of risk management policies relating to risks associated with marketing and trading of energy and energy-related products; and

•	Reviewing and approving risk policies relating to power marketing, hedging and the use of derivatives.

Most members of the finance and risk committee also serve on the audit committee. On occasion, the finance and risk and audit committees meet jointly to review areas of mutual interest between the two committees.

GENERATION OVERSIGHT COMMITTEE

The generation oversight committee met four times in 2013.

The generation oversight committee’s principal duties, as discussed in its charter, include:

•

Advising and assisting the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests;

•	Overseeing the management and operation of the company’s generating facilities and the overall organizational effectiveness (both corporate and stations) of the generation operations;

•	Overseeing the establishment of and compliance with policies and procedures to manage and mitigate risks associated with the security and integrity of Exelon Generation’s assets; and

•	Reviewing environmental, health and safety issues related to the company’s generating facilities.

INVESTMENT OVERSIGHT COMMITTEE

The investment oversight committee is responsible for general oversight of Exelon’s investment management functions. The committee serves as a resource and advisory panel for Exelon’s management-level investment management team and reports to the board.

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Corporate Governance at Exelon

The investment oversight committee met three times in 2013.

The investment oversight committee’s principal duties, as discussed in its charter, include:

•

Overseeing the management and investment of the assets held in trusts established or maintained by the company or any subsidiary for the purpose of funding the expense of decommissioning nuclear facilities;

•	Monitoring the performance of the nuclear decommissioning trusts and the trustees, investment managers and other advisors and service providers for the trusts;

•

Overseeing the evaluation, selection and retention of investment advisory and management, consulting, accounting, financial, clerical or other services with respect to the nuclear decommissioning trusts;

•	Overseeing the evaluation, selection and appointment of trustees and other fiduciaries for the nuclear decommissioning trusts;

•	Overseeing the administration of the nuclear decommissioning trusts; and

•	Monitoring and receiving periodic reports concerning the investment performance of the trusts under the pension and post-retirement welfare plans and the investment options under the savings plans.

AVAILABILITY OF CORPORATE DOCUMENTS

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and leadership development and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, our Articles of Incorporation, Compensation Consultant Independence Policy, Political Contributions Guidelines, biographical information concerning each director, and all of our filings submitted to the SEC are available on our website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this proxy statement.

DIRECTOR NOMINATION PROCESS

The corporate governance committee serves as the nominating committee and recommends director nominees. The board of directors receives the proposed nominations from the corporate governance committee and approves the nominees to be included in the Exelon proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including directors currently serving on the board and candidates recommended by shareholders and others. The committee may also utilize specialized search firms to identify and assess potential candidates.

The committee determines the appropriate mix of skills and characteristics required to best fill the needs of the board and periodically reviews and updates the criteria as deemed necessary. The board believes that diversity in personal background, race, gender, age and nationality are important considerations in selecting candidates. All candidates are considered in light of the following standards and qualifications for director that are contained in the Exelon Corporate Governance Principles:

•	Highest personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

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Corporate Governance at Exelon

•	Practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, government, education or technology;

•	Expertise useful to Exelon and complementary to the background and experience of other Exelon board members;

•	Willingness to devote the required amount of time to the duties and responsibilities of board membership;

•	A commitment to serve over a period of years to develop knowledge about Exelon; and

•	Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

The satisfaction of these criteria is implemented and assessed through consideration of directors and nominees by the corporate governance committee and the board of directors and through the process for evaluation of the board’s effectiveness. The corporate governance committee and the board believe that the criteria have been satisfied to create an effective mix of experience, skills, specialized knowledge, diversity, and other qualifications and attributes among members of the board of directors.

DIRECTOR RETIREMENT POLICY

For several years prior to 2010, the board had a retirement policy under which a director must retire at the end of the calendar year in which he or she reached the age of 72. In 2010, the corporate governance committee and the board re-evaluated the company’s retirement policy and matters related to director succession. The board found that directors can normally continue to provide a valuable service to the company for several years beyond age 72. In addition, the board noted that under the retirement policy there were repeated instances where a number of director retirements would fall in the same year. For these reasons, the board was generally flexible in the application of the retirement policy and waived or suspended the policy when the purposes of the policy are outweighed by factors such as a desire for director continuity, the desire to retain the leadership or experience of a particular director, a need to identify equally qualified successors, a desire to avoid multiple retirements in one year, or other factors that mitigate against mandatory retirement. The board also recognized that, beginning with the annual meeting in 2010, shareholders are entitled to vote for the election of the entire board of directors. Accordingly, during 2010 the board amended the director retirement policy to provide that a director must retire at the end of the calendar year in which he or she reaches the age of 75.

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Corporate Governance at Exelon

COMPENSATION OF NON-EMPLOYEE DIRECTORS

For their service as directors of the corporation in 2013, Exelon’s non-employee directors received the compensation shown in the following table and explained in the accompanying notes. Mr. Crane, not shown in the table, received no additional compensation for his service as a member of the board of directors or its committees. Mr. Shattuck, who served as executive chairman of the board through February 28, 2013 received no additional compensation through that date. On March 1, 2013 he became the non-executive chairman of the board and the compensation he received during 2013 for service in that role is reflected below.

	Fees Earned or Paid in Cash		Stock Awards (see description below)	Change in Pension Value and Nonqualified Compensation Earnings (Note 1)	All Other Compensation (Note 2)	Total
	Annual Board & Committee Retainers	Board & Committee Meeting Fees
Anderson (3)	$49,875	$28,000	$91,389	$—	$—	$169,264
Berzin	55,000	58,000	100,000	—	15,000	228,000
Canning	60,000	40,000	100,000	—	15,000	215,000
de Balmann	55,000	50,000	100,000	—	—	205,000
DeBenedictis	65,000	50,000	100,000	—	—	215,000
Diaz	55,000	54,000	100,000	—	5,000	214,000
Gin	75,000	66,000	100,000	—	—	241,000
Joskow	55,000	66,000	100,000	—	—	221,000
Lawless (5)	60,000	42,000	100,000	—	15,000	217,000
Mies	80,000	76,000	100,000	—	15,000	271,000
Richardson (5)	80,000	68,000	100,000	—	15,000	263,000
Ridge (4)	37,636	32,000	75,272	—	100,000	244,908
Rogers	60,000	34,000	100,000	—	—	194,000
Shattuck	250,833	12,000	83,611	—	15,000	361,444
Steinour	65,000	62,000	100,000	—	15,000	242,000
Thompson (4)	13,659	14,000	31,319	—	100,000	158,978
Total All Directors	1,117,003	752,000	1,481,591	0	310,000	3,660,594

Notes:

(1)	Values in this column represent that portion of the directors’ accrued earnings in their non-qualified deferred compensation account that were considered as above market. See the description below under the heading “Deferred Compensation.” For 2013, none of the directors recognized any such earnings.
(2)	Values in this column represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching gift plan described below in Other Compensation. For Governor Ridge and Mr. Thompson, includes charitable contributions made by Exelon following their retirement in honor of their service to the company and its shareholders.
(3)	Mr. Anderson joined the board effective March 1, 2013. All retainers were prorated beginning with that date.
(4)	Mr. Thompson did not stand for reelection to the board and his term expired on April 23, 2013. Mr. Ridge resigned effective October 2, 2013. All retainers for both directors were prorated through their respective departure dates.
(5)	In addition to the amounts shown in the table, Mr. Lawless and Dr. Richardson, who also served as directors of the Exelon Foundation during 2013, received $6,000 and $8,000 respectively from the Foundation for attending meetings of the Foundation’s board. Exelon contributes to the Foundation to pay for the Foundation’s operating expenses.

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Corporate Governance at Exelon

Fees Earned or Paid in Cash

In 2013, all directors received an annual retainer of $50,000 paid in cash. The Lead Director received an additional annual retainer of $25,000. The non-executive chairman of the board received an annual retainer at the rate of $300,000 per year in 2013 (pro rated for the partial year) in addition to board meeting fees. Committee chairs receive an additional $10,000 retainer per year. In recognition of the additional time commitment and responsibility, members of the audit committee and generation oversight committee, including the committee chairs, receive an additional $5,000 per year for their participation on these committees, and the chairs of these committees receive a $20,000 annual retainer.

Directors receive $2,000 for each meeting of the board and board committee that they attend, whether in person or by means of teleconferencing or video conferencing equipment. Directors serving on the generation oversight committee receive $3,000 for each meeting of that committee they attend due to the additional travel that is required and the length of those meetings. Directors also receive a $2,000 meeting fee for attending the annual shareholders meeting and the annual strategy retreat.

Stock Awards

Rather than paying directors entirely in cash, Exelon pays a significant portion of director compensation in the form of deferred stock units. Directors receive deferred stock units worth $100,000 per year. Deferred stock units are granted and credited to a notional account maintained on the books of the corporation at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional stock units. The deferred stock units are not paid out to the directors until they retire from the board, leaving these amounts at risk during the director’s entire tenure on the board. In July 2013, the board voted to increase its stock ownership requirement from 5,000 to 15,000 shares of Exelon common stock or deferred stock units within five years after their election to the board.

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Corporate Governance at Exelon

As of December 31, 2013, the directors held the following amounts of deferred Exelon common stock units. The units are valued at the closing price of Exelon common stock on December 31, 2013, which was $27.39. Legacy plans include those stock units earned from Exelon’s predecessor and merged companies, PECO Energy Company, Unicom Corporation and Constellation Energy Group, Inc. For Mr. Rogers, the legacy deferred stock units reflect accrued benefits from the Unicom 1996 Directors Fee Plan, which was terminated in 2000; for Ms. Berzin, Mr. de Balmann and Mr. Lawless the legacy units reflect accrued benefits from the Constellation Energy Group, Inc. Deferred Compensation Plan for Non-employee Directors that was terminated on March 12, 2012.

	Year First Elected to the Board	Deferred Stock Units From Legacy Plans #	Deferred Stock Units From Exelon Plan #	Total Deferred Stock Units #	Fair Market Value as of 12/31/13 $
Anthony K. Anderson	2013		3,048	3,048	83,485
Ann C. Berzin	2012	24,065	5,827	29,892	818,742
John A. Canning	2008		15,390	15,390	421,532
Yves C. de Balmann	2012	33,231	5,827	39,058	1,069,799
Nicholas DeBenedictis	2002		22,834	22,834	625,423
Nelson A. Diaz	2004		22,683	22,683	621,287
Sue L. Gin	1993		16,232	16,232	444,594
Paul L. Joskow	2007		16,846	16,846	461,412
Robert J. Lawless	2012	36,871	5,827	42,698	1,169,498
Richard W. Mies	2009		14,225	14,225	389,623
William C. Richardson	2005		20,532	20,532	562,371
John W. Rogers, Jr	1999	4,407	31,813	36,220	992,066
Mayo A. Shattuck III	2012		2,799	2,799	76,665
Stephen D. Steinour	2007		17,176	17,176	470,451
Total All Directors		98,574	201,059	299,633	8,206,948

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the

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Corporate Governance at Exelon

Exelon Employee Savings Plan. Directors and executive officers have one additional fund not available to employees that, through its composition, provides returns that can be in excess of 120% of the federal long-term rate that is used by the IRS to determine above market returns. However, during 2013 none of the directors had investments in this fund.

Other Compensation

Exelon has a board expense reimbursement policy under which directors are reimbursed for reasonable travel to and from their primary or secondary residence and lodging expenses incurred when attending board and committee meetings or other events on behalf of Exelon (including director’s orientation or continuing education programs, facility visits or other business related activities for the benefit of Exelon). Under the policy, Exelon will arrange for its corporate aircraft to transport groups of directors, or when necessary, individual directors, to meetings in order to maximize the time available for meetings and discussion. Directors may bring their spouses or guests on Exelon’s corporate aircraft when they are invited to an Exelon event, and the value of this travel, calculated according to IRS regulations, is imputed to the director as additional taxable income.

Exelon pays the cost of a director’s spouse’s travel, meals, lodging and related activities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other activities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director’s spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and activities and to reimburse the director for the taxes on the imputed income. In 2013, incremental cost to the company to provide these perquisites was nominal and the aggregate amount for all directors as a group, a total of 16 directors, was $506. The aggregate amount paid to all directors as a group (16 directors) for reimbursement of taxes on imputed income was $306.

Exelon has a matching gift program available to directors, officers and employees that matches their contributions to eligible not-for-profit organizations up to $15,000 per year for directors; $10,000 per year for executives ($15,000 per year through the end of 2013 for legacy Constellation Energy Group executives) and up to $5,000 per year for other employees.

Compensation Philosophy

The Exelon board has a policy of targeting their compensation to the median board compensation of the same peer group of companies used to benchmark executive compensation. The base compensation (cash and stock retainers for board service and meeting fees) paid to Exelon directors in 2013 remained unchanged since 2008. In 2013, the corporate governance committee asked Semler Brossy Consulting Group, the independent consultant to the compensation and leadership development committee, to perform a director compensation study. The study found that in 2013 and some earlier years, compensation paid to Exelon directors was below the median of the peer group and below the median resulting from several published studies of larger groups. In January 2014, the board increased the annual cash retainer for board service from $50,000 to $80,000 but left all other compensation unchanged. The increase represented a 1.6 percent annual increase in basic director compensation over the five year period since 2008.

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Ownership of Exelon Stock

STOCK OWNERSHIP REQUIREMENTS FOR DIRECTORS AND OFFICERS

Under Exelon’s Corporate Governance Principles, all directors are required to own within five years after election to the board at least 15,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors’ deferred compensation plan. The board amended the corporate governance principles in July 2013 to increase the ownership requirement from 5,000 shares to 15,000 shares. The corporate governance committee utilized an independent compensation consultant who determined that, compared to its peer group, Exelon’s ownership requirement is reasonable.

To strengthen the alignment of executives’ interests with those of shareholders, the compensation and leadership development committee establishes stock ownership requirements for officers of the company. Officers are required to own, within the later of five years after their employment or September 30, 2012, stock having a market value (based on the 60-day average stock price as of September 30, 2012) equal to or greater than multiples of their base salary or fixed numbers of shares as shown in the table below. The compensation and leadership development committee has determined that stock options are not considered for purposes of satisfying this requirement. Performance shares that have been earned but not vested, unvested restricted shares, restricted stock units, and shares held in the Exelon Stock Deferral Plan will count toward the stock ownership requirement, as will certificates and dividend reinvestment plans; shares held in 401(k) Employee Savings Plans; shares held by spouses or children; broker accounts held in street name; and IRAs and trust accounts in which the executive is a beneficiary. These guidelines may be equitably adjusted in the case of promotions in the discretion of the Senior Vice President and Chief Human Resources Officer.

Officer	Number of Exelon Shares
Chief Executive Officer	5 x annual salary divided by 60-day average share price
Exelon executive vice presidents and above	3 x annual salary divided by 60-day average share price
Presidents of subsidiary companies	2 x annual salary divided by 60-day average share price
Senior vice presidents	The lesser of 17,500 shares or 2 x annual salary divided by 60-day average share price
Vice presidents and other executives	The lesser of 6,500 shares or 1 x annual salary divided by 60-day average share price

The following table shows the status of each currently-employed NEO against the new ownership targets as of January 31, 2014.

Name	Stock Ownership Target (Shares) [A]	Total Shares and Share Equivalents Held as of January 31, 2014 [B]	Stock Ownership Percentage [B]/[A]
Crane	156,718	357,728	228%
Thayer	53,148	121,898	229%
Cornew	57,236	137,171	240%
Von Hoene	57,236	136,419	238%
O’Brien	59,280	129,613	219%

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Ownership of Exelon Stock

BENEFICIAL OWNERSHIP TABLE

The following table shows the ownership of Exelon common stock as of January 31, 2014 by each director, each named executive officer in the Summary Compensation Table, and for all directors and executive officers as a group.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]
Directors (Note 3)	Beneficially Owned Shares	Shares Held in Company Plans (Note 1)	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock (Note 2)	Total Share Interest
Anthony K. Anderson	0	3,048	0	3,048	0	3,048
Ann C. Berzin	0	29,893	0	29,893	3,759	33,652
John A. Canning, Jr.	5,000	15,390	0	20,390	1,076	21,466
Yves, C. de Balmann	1,910	39,058	0	40,968	0	40,968
Nicholas DeBenedictis	5,000	22,834	0	27,834	0	27,834
Nelson A. Diaz	1,500	22,683	0	24,183	5,328	29,511
Sue L. Gin	56,424	16,232	0	72,656	21,840	94,496
Paul L. Joskow	2,000	16,846	0	18,846	5,867	24,713
Robert J. Lawless	3,273	42,698	0	45,971	3,389	49,360
Richard W. Mies	0	14,225	0	14,225	0	14,225
William C. Richardson	1,654	20,532	0	22,186	0	22,186
John W. Rogers, Jr.	11,374	36,220	0	47,594	13,374	60,968
Mayo A. Shattuck III	480,357	2,799	3,508,735	3,991,891	0	3,991,891
Stephen D. Steinour	4,788	17,176	0	21,964	20,452	42,416
Christopher M. Crane	133,250	173,866	347,250	654,366	50,612	704,978
Jonathan W. Thayer	20,060	86,838	471,125	578,023	15,000	593,023
Kenneth W. Cornew	32,341	92,501	96,625	221,467	12,329	233,796
William A. Von Hoene, Jr.	60,918	58,830	199,450	319,198	16,671	335,869
Denis P. O’Brien	55,694	52,695	209,950	318,339	21,224	339,583
Total
Directors & Executive Officers as a group (26 people) See Note 3	1,036,727	984,120	5,527,364	7,548,211	241,832	7,790,043

(1)	The shares listed under Shares Held in Company Plans, Column [B], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.

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Ownership of Exelon Stock

(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may be settled in cash or stock depending on where the named officer stands with respect to the stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(3)	Beneficial ownership, shown in Column [A], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock. Total includes share holdings from all directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in Exelon’s 2013 Annual Report on Form 10-K filed on February 14, 2014, who are not NEOs for purposes of compensation disclosure.

OTHER SIGNIFICANT OWNERS OF EXELON STOCK

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13Gs filed with the SEC by Capital Research Global Investors on February 13, 2014, State Street Corporation on February 3, 2014, The Vanguard Group on February 12, 2014 and BlackRock, Inc. on February 10, 2014.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	76,101,680	8.9%
State Street Corporation (2) State Street Financial Center One Lincoln Street Boston, MA 02111	51,284,024	6.0%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	45,207,040	5.3%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	44,200,880	5.2%

(1)	Capital Research Global Investors disclosed in its Schedule 13G that it has sole voting and dispositive power over 76,101,680 shares.
(2)	State Street Corporation disclosed in its Schedule 13G that it has shared voting and dispositive power over 51,284,024 shares.
(3)	The Vanguard Group disclosed in its Schedule 13G that it has sole power to vote or direct the vote of 1,398,224 shares and sole power to dispose or direct the disposition of 43,896,117 shares.
(4)	BlackRock, Inc. disclosed in its Schedule 13G that it has sole power to vote or to direct the vote of 36,748,455 shares and sole power to dispose or direct the disposition of 44,200,880 shares.

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Ownership of Exelon Stock

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EXELON EQUITY COMPENSATION PLANS

[A]	[B]	[C]	[D]
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (Note 1)	Weighted-average exercise price of outstanding options, warrants and rights (Note 2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in Column [B] (Note 3)
Equity compensation plans approved by security holders	29,447,000	$37.12	36,556,000
1)	Balance includes stock options, unvested performance shares, and unvested restricted shares that were granted under the Exelon LTIP or predecessor company plans and shares awarded under those plans and deferred into the stock deferral plan, as well as deferred stock units granted to directors as part of their compensation. For performance shares and performance share transition awards granted in 2013, the total includes the maximum number of shares that could be granted, if performance, total shareholder return modifier, and individual performance multipliers were all at maximum, a total of 4,599,000 shares. At target, the number of securities to be issued for such awards is 2,586,000. The deferred stock units granted to directors includes 286,600 shares to be issued upon the conversion of deferred stock units awarded to members of the Exelon board of directors, and 94,200 shares to be issued upon the conversion of stock units held by members of the Exelon board of directors that were earned under a legacy Constellation Energy Group plan. Conversion of stock units to shares will occur after the director terminates service to the Exelon board or the board of any of its subsidiary companies. See Note 19 of the Combined Notes to Consolidated Financial Statements in Exelon’s 2013 Annual Report on Form 10-K, filed on February 14, 2014, for additional information about the material features of the plans.
(2)	Includes outstanding restricted stock units and performance shares that can be exercised for no consideration. Without such instruments, the weighted-average price of outstanding options, warrants and rights shown in column [C] would be $46.07.
(3)	Includes 24,441,000 shares available for issuance from the company’s employee stock purchase plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon signed affirmations received from directors and officers, as well as administrative review of company plans and accounts administered by private brokers on behalf of directors and officers which have been disclosed to Exelon by the individual directors and officers, Exelon believes that its directors and officers made all required filings on a timely basis during 2013, with the exception of a report that the company filed late on behalf of Mr. Crane due to a failure by the vendor, who administers the non-qualified deferred compensation plan, to notify the company of the first matching stock grant of the year. The filing was made as soon as the company became aware of the delinquency.

34	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Exelon’s Independent Accountant for 2014

PROPOSAL 2: THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS EXELON’S INDEPENDENT ACCOUNTANT FOR 2014

The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon is invaluable. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with audit personnel with a variety of experiences. PricewaterhouseCoopers has direct access to members of the audit committee, and PricewaterhouseCoopers’ representatives regularly attend audit committee meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions, and may make a statement if they desire.

In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, the issuance of comfort letters and consents in relation to financings, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Exelon’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. Fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended December 31,
(in thousands)	2013	2012
Audit fees (a)	$18,136	$23,572
Audit related fees (b)	1,817	1,649
Tax fees (c)	1,000	2,076
All other fees (d)	24	45

(a)	Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.
(b)	Audit related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards and audits of stand-alone financial statements or other assurance services not required by statute or regulation.
(c)	Tax fees consist of tax compliance, tax planning and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.
(d)	All other fees reflect work performed primarily in connection with research and audit software licenses.

The board of directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant for 2014

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	35

Advisory Vote on Executive Compensation

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders with an annual advisory (non-binding) vote on the compensation paid to the company’s named executive officers, as disclosed in this proxy statement on pages 61 to 80, in accordance with the compensation disclosure rules of the SEC. Accordingly, you may vote on the following resolution at the 2013 annual meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The board of directors recommends a vote “FOR” this proposal because it believes:

•	The company’s compensation framework is effective in achieving its goals of providing market competitive pay that fosters the attraction, motivation and retention of key talent;

•	A majority of compensation is performance-based and contingent on achieving financial and operational results that align the interests of executives with those of the company’s shareholders; and

•	The compensation framework is consistent with best practices that drive outstanding company performance while creating long-term shareholder value.

While, this advisory proposal, commonly referred to as “say-on-pay”, is not binding, the board of directors and the compensation and leadership development committee will review and consider the voting results when annually evaluating our executive compensation program. To facilitate more frequent shareholder input, the board adopted a policy of providing for annual say-on-pay advisory votes.

When casting your 2014 say on pay vote, we encourage you to consider the host of compensation changes that we made in 2013, largely based on shareholder feedback and alignment with market practice, that strengthen the pay-for-performance connection with shareholders. The committee and the board believe that Exelon’s executive compensation program is vastly improved for 2013 and beyond and they look forward to hearing from shareholders about potential future program enhancements.

The board of directors recommends a vote “FOR” approval of the compensation paid to the company’s named executives, as disclosed in this proxy statement.

36	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Report of the Compensation and Leadership Development Committee

“Exelon’s executive compensation framework is designed to pay for performance and align the interests of executives, shareholders and other key stakeholders.”

The Compensation & Leadership Development Committee

The committee is composed solely of independent directors, and we are accountable for ensuring that the decisions we make about executive compensation are in the best interests of shareholders. We accomplish this objective by having a robust compensation framework that emphasizes pay-for-performance, resulting in a majority of pay being at risk and contingent on the achievement of financial and operational goals. In fact, about 90% of Exelon’s CEO compensation is at risk, which is higher than the peer group average and strongly aligns with shareholders interests.

The committee considers shareholder feedback as part of our annual review of the executive compensation programs and we proactively seek shareholder feedback. Last year, slightly over 75% of the say-on-pay votes cast approved the compensation of Exelon’s Named Executive Officers (NEOs). We listened to your feedback and have taken significant actions to bolster the effectiveness of our programs and ensure shareholder alignment. We retooled our 2013 executive compensation program, taking into consideration your feedback and alignment with market practice.

The company exhibited outstanding operational performance in 2013; however, we realize that shareholder returns were less than we would have liked. Part of the board’s overarching strategy is to manage for the future, not the short-term, and management and the board are committed to making decisions that are in the best long-term interests of Exelon’s shareholders. We believe that Exelon has a strong portfolio of assets, and that the management team has been executing extremely well by controlling the things it can, such as achieving operational excellence and maintaining a strong balance sheet through disciplined financial management. The board believes that management is making the right long-term decisions to reverse the share price declines of the recent past by remaining focused on diversified growth and asset rationalization.

The compensation and leadership development committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in the 2014 Proxy Statement.

March 18, 2014

THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

John A. Canning, Jr., Chair

Yves C. de Balmann

Robert J. Lawless

William C. Richardson

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Compensation Discussion and Analysis

Section I:	Executive Summary
Section II:	Investor Feedback: We Heard You; We Responded
Section III:	How We Design Our Executive Compensation Programs to Pay for Performance
Section IV:	What We Pay and Why We Pay it
Section V:	Governance Features of Our Executive Compensation Programs

Section I: Executive Summary

2013 was a noteworthy year driven by the company’s outstanding operational performance amid persistent lagging shareholder return. This dichotomy shaped the decision making for the committee, as they sought to balance the competing interests of motivating and retaining key executive talent during a difficult power market cycle against a backdrop of lingering low power prices. The board is focused on ensuring that management runs the business for the long-term and is not making short-term decisions that might not align with driving long-term company and shareholder value.

Central Themes of Our Executive Compensation Program

We Manage for the Long-term The board manages for the long-term and makes pay decisions that are in the best long-term interests of the company and shareholders.

Strong Compensation Framework

We have a strong compensation framework that is market-based and drives pay for performance and alignment with shareholders based on having a majority of NEO pay at risk in the form of annual incentives and equity.

Strong Investor Outreach We engage directly with investors and take actions to improve our compensation programs based on feedback from shareholders.

Competitiveness

Our CEO’s pay is calibrated to market median, which the committee and board believe appropriate based on sound business rationale and positioning relative to our market assessment peer group.

	Target Total Direct Compensation We believe that target “TDC” (base salary, annual bonus and equity) provides the best basis for comparison of executive compensation.	Balance Since we manage for the long-term, we believe pay at risk should reward the appropriate balance of short- and long-term financial and strategic business results.

38	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Compensation Discussion and Analysis

Recap of 2013 Company Performance

Exelon’s 2013 operational and cost management performance, which management can control, was outstanding; however, a declining share price during the year was driven largely by external factors beyond management’s control, such as low power prices, low gas prices, competing government-subsidized generation, and sluggish load growth. Notably, the company suffered another significant market shock in 2013 when the reliability pricing model capacity auction in PJM, the largest market in which Exelon sells its electricity generation, turned out far lower than Exelon and most analysts expected.

Notable accomplishments in 2013 include:

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	39

Compensation Discussion and Analysis

Building on the very strong operational performance and solid financial results for 2013, management continues to take actions to improve Exelon’s long-term shareholder value. Exelon believes that it is in an earnings trough that began in 2008 and is anticipated to continue over the next several years, related to low natural gas prices, low electricity demand, and the negative impact of competing government-subsidized generation. Exelon is adhering to a disciplined long view and taking the right near-term actions designed to mitigate our greater exposure to power prices compared with our peers. The company is taking the following actions:

40	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Compensation Discussion and Analysis

Our Executive Compensation Framework is built on Pay-for-Performance and Pay-at-Risk

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareholders by delivering on objectives set forth in the company’s long-term strategic plan. This goal affects the compensation elements we use and drives our compensation decisions. We embrace three key executive compensation principles outlined below that align the executives’ long-term interests with those of our shareholders and motivate executives to remain with Exelon to create long-term shareholder value.

Principle	Objective
Attract, motivate and retain high caliber leadership by providing competitive compensation opportunities

•  The program assesses total compensation opportunities against appropriate peer companies to enable us to attract and retain executives with the experience and talent required to achieve our strategic objectives.

Pay for Performance

•  A majority of executive pay is not guaranteed, and is in the form of annual incentives and equity in order to drive and reward strong operational and financial performance and the creation of shareholder value.

Pay at Risk	• A majority of NEO pay is at risk and linked to changes in the stock price and/or achievement of short-term and long-term company financial and operational goals that build shareholder value.
• Executives are required to meet and maintain significant stock ownership requirements throughout the term of their employment with the company (5X base salary for CEO and 3X for other NEOs).

Pay at Risk for Our NEOs. As shown in the following chart, approximately 90% of Exelon’s CEO and 80% of Exelon’s other NEOs 2013 target total direct compensation is considered at risk and based on changes in our stock price and/or the achievement of short-term and long-term financial and operational goals. Our CEO’s pay at risk is greater than the peer CEOs (90% versus 88%). Additionally, almost 77% of Exelon’s CEO pay is in the form of equity (five percentage points higher than peer CEOs) and aligned with shareholders.

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Compensation Discussion and Analysis

The Committee’s Responsiveness to Shareholder Feedback

Exelon provided shareholders an advisory vote to approve its executive compensation in 2013. At our 2013 Annual Meeting of Shareholders, shareholders approved our advisory vote on executive compensation with 75% of the votes cast in favor of the proposal.

The committee greatly values feedback from investors. As explained in Section II, the chairman of the compensation and leadership development committee, in conjunction with leaders from Exelon’s human resources, investor relations, and office of corporate governance groups, participated in outreach meetings that included many of the top 30 institutional investors to solicit feedback on the effectiveness of our executive compensation program and corporate governance. Outreach calls were held with the holders of 35% of outstanding common shares. The results of the shareholder outreach were summarized and presented to the full compensation and leadership development committee with a copy being provided to the board. The committee took action on several of the recommendations that helped reconfigure the executive compensation program to better align with shareholder interests and market practice, while taking into account the specific circumstances under which Exelon operates as described under 2013 Company Performance.

Feedback from shareholders has influenced certain aspects of the 2013 executive compensation program, largely focused on aligning our performance share program more closely with shareholder interests and market practice. Significant changes for 2013 include:

•	Lengthened the performance share program performance period from one to three years,

•	Reinstated total shareholder return as a modifier under our performance share program,

•	Reduced the number of goals in our performance share program from six to two,

•	Changed the goals under the performance share program to quantitative from qualitative, and

•	Eliminated stock options and changed the mix of equity for NEOs to 67% performance share units and 33% restricted stock units.

CEO Pay At-a-Glance

Two elements drove the increase in the 2013 total compensation of Exelon’s President and Chief Executive Officer, Christopher M. Crane, as compared to 2012: the board’s decision to increase his target total direct compensation to the market median from 20% below the market median, and the grant of a performance-based transition award in connection with the transition from a one-year to a three-year performance period for performance share units.

Adjusting CEO Pay to Market Median

In conjunction with the committee’s independent compensation consultant, the committee recommended to the board an adjustment to Mr. Crane’s target total direct compensation (TDC) from 20% below market median to market median.

The committee considered this action appropriate based on Mr. Crane’s individual performance, his leadership in executing against the company’s strategic business plan, including diversifying the earnings profile, growing revenue streams, building out a comprehensive fuels/natural gas strategy, investment in the utility infrastructure and maintaining operational excellence, and the recommendation of the committee’s independent compensation consultant.

42	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Compensation Discussion and Analysis

As illustrated in the chart below, the adjustment to market median sets our CEO’s 2013 target total direct compensation at approximately $11.6 million (up from $8.2 million in 2012). The board enhanced the alignment of Mr. Crane’s pay with shareholder interests by making 96% of the 2013 market adjustment in the form of equity.

One-time Performance-based Transition Award

Commencing in 2013, the committee approved the transition award as a result of lengthening the performance period from one year to three years for the 2013-2015 LTPSA (as shown in the chart below), which significantly decreases the targeted equity payments that executives can expect to vest in 2014 and 2015. The committee believes this refinement ensures fair treatment of participants during the transition. The committee determined that it was appropriate to address these transition issues by making a performance-based transition award grant in 2013 to executives impacted by this change. One-third of these transition awards vested in January 2014, with the remaining balance vesting in January 2015, based on the same goals as the performance shares, but excluding the relative total shareholder return modifier and the individual performance multiplier.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	43

Compensation Discussion and Analysis

We Believe Target TDC Provides the Most Accurate Depiction of CEO Pay

The board believes that target total direct compensation is the most useful method for comparing CEO pay because it dampens volatility that can otherwise occur when making annual and year-over-year CEO pay decisions using summary compensation table reported data. The summary compensation table is influenced by actuarial assumptions that impact the change in pension value and accounting assumptions mandated by SEC rules that require companies to reflect the grant date value for the full award in the year in which it is granted. For this reason, the committee and the board rely on target total direct compensation market data to get the most realistic perspective on CEO pay.

Total Reported Compensation Varies Significantly. As illustrated in the chart below, total reported compensation as shown in the Summary Compensation Table on page 63 varies from year-to-year based on actuarial and accounting assumptions. As depicted below, CEO total compensation will increase to about $17.2 million (based on 2013 compensation as reported in this proxy statement), whereas it is estimated to decrease to about $13.8 million (based on 2014 compensation for next year’s proxy statement). In contrast, Mr. Crane’s 2013 take-home pay as reported on his W-2 was only about 30% of the $17.2 million reported in the Summary Compensation Table. This fluctuation is largely attributed to the one-time performance-based transition award, which is fully reflected in this year’s proxy statement.

The committee believes that Mr. Crane’s target total direct compensation is appropriately calibrated at the peer group market median and the pay mix is aligned strongly with shareholder interests.

44	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Compensation Discussion and Analysis

2013 Performance and How Payouts were Determined

The committee approved the following at the January 2014 meeting: (1) base salary increases as part of the annual merit review at the January 2013 meeting, and (2) payouts for both the 2013 annual incentive plan and the first one-third of the performance-based transition award payout. The committee determined that it was appropriate to reduce the payout from 147.8% to 125% through exercise of the committee’s negative discretion in order to balance outstanding operational performance and solid financial management with a lagging stock price.

Element	2013 Action
Base salary	• Base salary increases averaged 3.4% for our NEOs (ranging from 3.0% to 4.4%). • One NEO received an 11% promotional increase.
Annual Incentive Program	• Payout approved at 104.35% of target based on operating EPS of $2.50 versus a target of $2.49. • The individual performance multiplier (IPM) was 100% for each NEO.
Restricted Stock Units	• Awards granted at target. • Consists of 33% of equity portfolio, vesting ratably over three years.
Performance Share Units – 2013-2015 Long-Term Performance Share Award (LTPSA)

•  Awards granted at grant date value of $31.18 per share.

•   Consists of 67% of equity portfolio, vesting in full after three years.

•  Awards based on two three-year goals (financial management (60%) and operational excellence (40%)).

•  Payout based on average of 2013, 2014 and 2015 performance.

•  2013 performance achieved at 147.8% (reduced to 125%).

One-time performance-based transition award

•  First installment (one-third of award) paid in 2014 based on 2013 performance share goals, which paid out at 125%. Second installment (two-thirds of award) payable in 2015 based on the average of 2013 (125%) and 2014 (TBD) performance share performance.

Section II: Investor Feedback: We Heard You; We Responded

We actively engage with our shareholders throughout the year. Since 2006 we have maintained a shareholder engagement program in which we proactively reach out to our top shareholders and leading proxy advisory services firms with the objective of educating them about the corporate governance and executive compensation changes we have implemented as well as seeking their feedback on other potential executive compensation and corporate governance enhancements. Our engagement team consists of leaders from human resources, investor relations and the office of corporate governance. Additionally, our committee chair participated with the team on several calls in 2013.

In the spring of 2013 we met with our top shareholders and sought input from others. These meetings, which comprised about 35% of common shares outstanding, were invaluable as we were able to discuss the 2013 proxy statement and key executive compensation and corporate governance matters contained within the document as well as preview executive compensation changes that were implemented in 2013 and are reflected in the 2014 proxy statement. We also structured a similar outreach in the fall which included the chairman of the committee participating in several telephonic meetings with top investors and proxy advisory services firms. The investors with whom we spoke were largely supportive of the changes we made for our 2013 executive compensation program, providing us with suggestions relating to emerging trends in executive compensation practices and our disclosures about our program. In addition, the committee and management reviewed correspondence submitted by individual and institutional shareholders, analyzed market practices at peer companies and sought advice from the committee’s independent compensation consultant.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	45

Compensation Discussion and Analysis

In 2013, we revamped our executive compensation programs by making the following changes:

Change	Purpose
Modified the mix of equity vehicles.	The committee believes that performance-based awards more closely align shareholder interests with executive decision making. Performance share units and restricted stock units now account for 67% and 33% of target equity opportunity, respectively. Stock options are no longer granted.
Changed performance criteria from qualitative achievement to quantitative performance measures.	The committee believes that transparent, objective goals create a more actionable performance environment and align strongly with shareholder interests.
Increased the duration of the performance share unit performance period from one year to three years.	Lengthening the duration of performance periods from one year to three years aligns with market practice and tightens the linkage with long-term shareholder interests.
Streamlined the goals for the performance share unit plan.	Reduced the number of goals from six to two. This program aligns with best practice and sharpens the focus of each executive on two key strategic imperatives, protecting our credit rating and continuing to generate and deliver reliable energy to our customers. The committee evaluates goals under the annual and long-term incentive programs to ensure that they are rigorous, contain appropriate challenges, and are designed to mitigate excessive risk.
Reinstated Total Shareholder Return (TSR) as a component in the performance share unit plan.	To strengthen the alignment with shareholders, awards can be increased or decreased by up to 25% based on TSR performance relative to other competitive integrated companies with business models most similar to ours (i.e., more than 25% of assets are unregulated).
Adjusted CEO target total direct compensation to market median (up from 20% below market median)	The committee determined it was appropriate to adjust the CEO’s target total direct compensation to market median based on his individual performance, leadership and delivery on financial and operational goals set by the board.

Section III: How We Design Our Executive Compensation Programs to Pay for Performance

Our approach to compensating our NEOs is to align the long-term interests of Exelon’s executives with those of our shareholders. Our compensation framework is based on providing market-competitive programs that attract and retain top talent. The framework is also designed so that a majority of our pay is at risk and directly linked to Exelon’s shareholder returns and to other performance factors that measure our progress against the financial management and operational excellence goals in our strategic and operating plans to promote pay for performance.

In order to reaffirm the link between pay and performance, the committee annually reviews the executive compensation components, targets and payouts and approves compensation for all NEOs except the CEO, whose compensation is approved by the independent directors on the recommendation of the committee. The committee evaluates goals under the annual and long-term incentive programs to ensure that they are challenging, contain appropriate stretch, and are designed to mitigate excessive risk. Goals are selected and evaluated based on support for Exelon’s long-term business plan.

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Compensation Discussion and Analysis

The committee believes it essential to reward executives equitably in order to establish an environment conducive to creating long-term shareholder value, realizing that at certain points in the market cycle there may be times when the CEO pay does not track to shareholder returns. Some of the value creation from outstanding operational performance may not be reflected in the stock price at a given time, but the committee is confident that our performance will result in value creation for shareholders over the long-term. The committee remains firmly committed to taking a holistic view of performance and making the right long-term decisions that motivate and engage our executives to drive our company forward and deliver optimal shareholder returns.

2013 NEO Pay Decisions

As stated in its charter, one of the committee’s most important responsibilities is to recommend the CEO’s compensation to the independent directors. The committee fulfills its oversight responsibilities and provides thoughtful recommendations by analyzing peer group compensation data with its independent compensation consultant (Semler Brossy Consulting Group) and company performance data. The committee reviews the various elements of the CEO’s compensation in the context of the target total direct compensation (base salary, annual incentive target opportunity, and equity target opportunity) and then presents its recommendations following the compensation governance process set forth below.

Roles of Board, Compensation and Leadership Development Committee, and CEO	Steps	When
• CEO compensation decisions are made by the independent members of the board, based on recommendation of the compensation and leadership development committee.	Design Program – 2013 programs are discussed, including AIP and equity program design, as well as the one-time performance-based transition award.	November 26, 2012
• Other NEO compensation decisions are made by the committee, based on a number of factors including input from the CEO and the independent compensation consultant.	Establish Range of Compensation Opportunities – Program AIP and equity opportunities are set with appropriate stretch (minimum, target, and maximum performance levels). Individual AIP and equity opportunities are established, as well as any base salary adjustment.	January 28, 2013
• The committee is advised by an independent compensation consultant.	Review Performance – Performance is reviewed, which leads to payout decisions (e.g., AIP, and the first installment of the transition award).	January 27, 2014

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Compensation Discussion and Analysis

Elements of Executive Compensation

Executive compensation at Exelon consists of the following key elements (additional details can be found on pages 51-57):

Type	Form	Purpose
Fixed	Base salary	• Provides income certainty so that executives can focus on achieving key business priorities and objectives.
Annual Incentive Program	AIP	• Holds executives accountable for performance against near-term business objectives.
Equity Awards	Restricted Stock Units (RSUs)	• Enhances the retention of key talent and provides an ongoing alignment of executive interests with those of shareholders.
	Performance Share Units (PSUs)	• Aligns the interest of executives with shareholders by providing awards contingent on achieving pre-established three year financial and operational goals.
	Transition Award (one-time award)	• Aligns the interest of executives with shareholders by providing awards contingent on achieving pre-established financial and operational goals over the transition period.
Retirement	Pension	• Qualified defined benefit pension plan intended to provide retirement income.
	Supplemental Pension (SERP)	• Provides income security for retirement.
Other Compensation	Perquisites	• Exelon provides modest perquisites to serve specific business needs.
	401(K)	• Tax-efficient retirement savings plan.

How Pay-for-Performance Works

Overview. Exelon has a long-standing commitment to linking pay and performance by providing a majority of compensation that is tied to stock price increase or contingent on achieving our short and long-term objectives.

•

Program Design: More than 80 percent of NEO pay at Exelon is variable, which directly ties pay to our company’s performance, including financial results, operational goals, and stock performance relative to our peer group.

•

Performance Assessment: The committee uses a comprehensive and well-defined process to assess performance, which encompasses an assessment of both short and long-term financial and operational results relative to our goals. The committee ensures that the goal-setting process is rigorous and contains appropriate stretch for both internal measures and operational metrics that generally are set at achieving industry first quartile performance as the target (For more information refer to the 2013 performance share scorecard in Section IV).

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Compensation Discussion and Analysis

What We Do and Don’t Do

Exelon’s executive compensation philosophy focuses on pay-for-performance and reflects appropriate governance practices aligned with the needs of our business. Below is a summary of our executive compensation practices that are aligned with best practice, as well as a list of those practices we avoid because they do not align with shareholders’ long-term interests.

What We Do

✓	Pay-for-performance – 90% of CEO pay (and 80% for other NEOs) is at risk in the form of AIP and equity (page 41)

✓	Stock ownership – 5X base salary for CEO and 3X for other NEOs (pages 31 and 57)

✓	Mitigation of undue risk in executive compensation programs (page 58)

✓	Double-trigger change-in-control benefits – requires involuntary termination plus change-in-control (page 74)

✓	Independent compensation consultant – works directly with the committee (page 21)

✓	We provide limited, modest perquisites based on sound business rationale (page 65)

✓	We proactively seek investor feedback on executive compensation programs (pages 42 and 45)

✓	We prohibit hedging transactions, short sales, derivative transactions or pledging of company stock (page 57)

✓	We require executive officers and directors to obtain pre-approval before trading Exelon stock (page 57)

✓	We annually assess our programs against peer companies and best practices (page 50)

✓	Incentive targets contain appropriate stretch based on industry performance and/or Exelon’s business plan (page 56)

What We Don’t Do

✗	No minimum payout of AIP or equity programs

✗	No employment agreements

✗	No dividend-equivalents on unearned performance share units

✗	No excise tax gross-ups upon change-in-control for change-in-control agreements entered into after April 2009

✗	No inclusion of the value of equity awards in pension or severance calculations

✗	No additional credited service under supplemental pension plans since 2004

✗	No option re-pricing

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Compensation Discussion and Analysis

Assessing Executive Compensation Programs

Overview. Assessing our executives’ compensation levels against our peer group is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay practices, such as perquisites and the mix of equity vehicles. Because Exelon is one of the largest energy services companies, we compare executive compensation against a blended peer group with which we compete for talent that includes 10 energy services companies and 10 high-performing asset intensive general industry companies (with an emphasis when appropriate on companies that are subject to commodity prices such as Exelon) that have comparable annual sales (.5x to 2x) and market capitalizations (generally above $10 billion). Each year the compensation and leadership development committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. The peer group for 2013 was unchanged from 2012. Exelon’s peer group consists of the following 20 companies:

General Industry		Energy Services
3M	Honeywell	AEP Co., Inc.	FirstEnergy Corp.
Alcoa	International Paper Co.	Dominion Resources, Inc.	NextEra Energy, Inc.
Caterpillar	Johnson Controls Inc.	Duke Energy Corp.	PG&E Corp.
EI DuPont	Murphy Oil	Edison International	PSEG, Inc.
Hess Corporation	PepsiCo Inc.	Entergy Corporation	Southern Company

Comparing Exelon to its Peer Group. The median revenue of our peer group for the year ended December 31, 2013 was approximately $19.7 billion as compared to our revenues of $24.9 billion. As of December 31, 2013, the median market capitalization of our peer group was $30.8 billion as compared to our market capitalization of $22.7 billion. Individual executive pay is generally targeted at the median of our peer group, but can vary based on job requirements (competencies and skills), scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (internal alignment and pay relationships).

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Compensation Discussion and Analysis

Section IV: What We Pay and Why We Pay it

Compensation Framework with 2013 Performance-based Pay Actions

Pay at Risk

Pay at risk in action. In order to drive a pay-for-performance culture and align with shareholder interests, the committee recommends CEO pay decisions to the independent directors by taking a holistic approach that is generally based on the core compensation principle of putting the majority of pay adjustments in the form of variable pay that is at risk.

For example, 99% of Mr. Crane’s 2013 total direct compensation adjustment was in the form of pay at risk (96% in equity and 3% in AIP), with only 1% in base salary.

Our NEOs for 2013 are shown below:

Name	Title
Christopher M. Crane	President and Chief Executive Officer
Jonathan W. Thayer	Chief Financial Officer
Kenneth W. Cornew	President and CEO Exelon Generation
Denis P. O’Brien	CEO Exelon Utilities
Willam A. Von Hoene, Jr.	Chief Strategy Officer

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Compensation Discussion and Analysis

Base Salary

Overview. We pay base salaries to attract talented executives and to provide a fixed level of cash compensation. Base salaries for our NEOs are set by the committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review, or (2) based on a promotion or significant change in job scope. The committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

2013 base salary adjustments. The table below depicts 2013 base salary adjustments that were effective March 1, 2013. In the case of Mr. Crane, his adjustment was in connection with the board’s decision to adjust his target total direct compensation from 20% below market median to median. Additionally, Mr. Cornew’s base salary was adjusted upon his promotion.

Name	Merit Review	Promotion	Total
Crane	4.35%		4.35%
Thayer	3.85%		3.85%
Cornew	3.00%	10.96%	13.96%
Von Hoene Jr.	3.00%		3.00%
O’Brien	3.00%		3.00%

Performance-based Annual Incentive Plan (“AIP”)

Overview. We grant performance-based annual incentive awards to compensate our NEOs for achieving the company’s annual performance goals. These awards represent a relatively small percentage of the executives’ target TDC (e.g., 13% for our CEO to about 18% for all other NEOs average), as a majority of NEO pay is in the form of equity.

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Compensation Discussion and Analysis

Performance Goals. The performance goals used to determine the annual bonuses for the named executive officers were company non-GAAP operating EPS, which management believes represents earnings directly related to ongoing operations of the business. Mr. O’Brien’s AIP is based on a blend of EPS, and the average operational and cost results for our three utilities (BGE, ComEd, and PECO). These goals were chosen because they reflect financial management and operational excellence goals that are associated with the creation of value for shareholders. Financial and operational goals are set at threshold (50%), target (100%) and distinguished (200%) levels based on objectives in the company’s internal strategic business plan. The 2013 non-GAAP operating EPS target approved by the committee contains stretch goals based on the company’s internal business plan (e.g., $360 million in merger synergies for 2013). The committee set the operational goals based on industry performance (where available).

Target Annual Incentive Award	X	Company/Business Unit Performance	X	Individual Performance Multiplier (IPM)	=	Actual Annual Incentive Award
• % of base salary (as of 12/31/13) • CEO annual incentive target of 125% of salary • Other NEO annual incentive targets range from 85% to 100% of salary		• Based on company EPS for all NEOs, except Mr. O’Brien • Performance is 0% to 200% (target of 100%) • For Mr. O’Brien, company EPS is weighted 50% and operating results are weighted 50%		• Measures individual performance • Ranges from 50% to 110% for NEOs (target of 100%) • IPMs determined by the committee, with the exception of the CEO’s IPM, which the board approves		• Maximum award of 200% of target
Shareholder Protection Feature (SPF) limits award to 20 percentage points above EPS

2013 Performance. The committee approved a payout of 104.35% for each NEO, with the exception of Mr. O’Brien whose payout was 114.35% (reduced from 125.47%) as a result of the shareholder protection feature. All NEOs received a 100% IPM based on achieving key strategic goals and objectives. The following table describes the performance scales and results for the 2013 goals:

Goals	Threshold	Target	Distinguished	2013 Results	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating Earnings Per Share (EPS)	$2.22	$2.49	$2.72	$2.50	104.35%
Avg of BGE, ComEd and PECO Operational Results	Performance scale is a composite of multiple measures				175.99%
Avg of BGE, ComEd and PECO Cost Results					117.19%

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Compensation Discussion and Analysis

Note: Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings are provided as a supplement to results reported in accordance with GAAP. The adjustments generally exclude significant one-time charges or credits that are not normally associated with ongoing operations, mark-to-market adjustments from economic hedging activities and unrealized gains or losses from nuclear decommissioning trust fund adjustments. Management uses such adjusted (non-GAAP) operating earnings internally to evaluate the company’s performance and manage its operations and externally to report performance to investors. Accordingly, management also uses adjusted (non-GAAP) operating earnings as a goal in its annual incentive plan. A reconciliation of adjusted (non-GAAP) operating earnings per share to reported GAAP earnings for 2013 is presented below; amounts may not add due to rounding:

2013 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$2.50
Adjustments:
Mark-to-Market Impact of Economic Hedging Activities	0.35
Unrealized Gains Related to NDT Fund Investments	0.09
Plant Retirements and Divestitures	0.02
Asset Retirement Obligation	(0.01)
Merger and Integration Costs	(0.10)
Amortization of Commodity Contract Intangibles	(0.41)
Amortization of the Fair Value of Certain Debt	0.01
Reassessment of State Deferred Income Taxes	—
Midwest Generation Bankruptcy Charges	(0.02)
Remeasurement of Like-Kind Exchange Tax Position	(0.31)
Long-lived asset impairments	(0.14)
FY 2013 GAAP Earnings (Loss) Per Share	$2.00

2013 AIP Summary Payments. The following table shows how the formula was applied and the actual amounts awarded.

NEO	Salary		Target AIP%		Performance Factor*		Total Award for 2013 Performance		IPM%		Actual Award
Crane	$1,200,000	x	125%	x	104.35%	=	$1,565,250	x	100%	=	$1,565,250
Thayer	$675,000	x	90%	x	104.35%	=	$633,913	x	100%	=	$633,913
Cornew	$800,000	x	100%	x	104.35%	=	$834,782	x	100%	=	$834,782
Von Hoene Jr.	$721,000	x	85%	x	104.35%	=	$639,495	x	100%	=	$639,495
O’Brien	$746,750	x	95%	x	114.35%	=	$811,205	x	100%	=	$811,205
*	Mr. O’Brien’s performance factor differs from the other NEO’s based on the following weighting: 25% (Utilities cost measures), 25% (Utilities operational measures), and 50% (EPS).

Annual Equity Awards for 2013

In 2013, based on shareholder feedback and alignment to market practice, the committee approved using two equity vehicles: restricted stock units (RSUs) and performance share units (PSUs), targeting a mix of 33% RSUs and 67% PSUs. The committee also approved a one-time performance-based transition award that replaces lost targeted equity payments based on lengthening the performance period to three years from one year.

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Compensation Discussion and Analysis

Our equity grant timing policy is for the committee to approve the annual equity grants at its meeting in January. On January 28, 2013, the committee approved the 2013 grants for RSUs, PSUs and transition awards, which are shown in detail in the Grants of Plan-Based Awards table on page 66.

The number of shares subject to each award type was based on the 2013 target awards that were approved by the committee. The grant date fair value of the awards based on the January 28, 2013 closing stock price of $31.18 is shown in the Summary Compensation Table, and the amounts of equity awards granted to each NEO are listed below as well as in the Grants of Plan-Based Awards table, which also includes accumulated dividends. Outstanding equity awards are shown in the Outstanding Equity Awards table.

Restricted Stock Units. Starting in 2013, the committee decided to grant RSUs that vest ratably over three years in place of stock options to align more strongly with market practice. The committee also considered it important for purposes of executive retention that one-third of the equity portfolio should be RSUs which offer greater stability and less volatility but are still linked to changes in shareholder value. Dividend-equivalents with respect to RSUs are reinvested as additional RSUs, subject to the same vesting conditions as the underlying RSUs.

Special Equity Awards. The committee periodically provides equity awards consisting of RSUs vesting in full after five years on a selective basis to key executives based on factors such as retention and succession planning. These retention awards have vesting and other provisions designed to promote retention of the services and skills of key executives.

Performance Share Units. Commencing in 2013, the committee approved a redesign of the PSU program to include vesting in full after three years, compared with ratable vesting of three years under the former design.

Executives receive grants of PSUs, which are measured and realized over a performance period covering three years. Each PSU represents the right to receive shares or cash to the extent designated performance goals within the three year performance period are satisfied. Performance periods overlap, with a new three-year performance cycle beginning each year that consists of three year goals. The committee can elect to reset targets annually to address unintended consequences with the challenges of setting three-year goals. At the end of each performance period, performance share units are distributed contingent upon the level of achievement of financial management and operational excellence goals based on underlying metrics and targets that are reset each year of the performance period. Final PSU payout is based on the committee’s approval and subject to a TSR modifier over three years relative to other competitive integrated companies that have at least 25% or more of their assets in unregulated businesses (Entergy, First Energy, NextEra Energy, PPL and PSEG). Settlement of PSUs is 50% in Exelon shares, with the remaining balance in cash. The exception is for executive vice presidents who have achieved 200% or more of their stock ownership guidelines as of the measurement date of September 30 of the year prior to payout, in which case the award is settled entirely in cash.

How the Performance Share Units Work. Each NEO’s target performance share award is applied against the following:

Average of 2013, 2014 and 2015 performance	X	Total Shareholder Return Modifier (TSR)	X	Individual Performance Multiplier (IPM)	=	Actual Performance Share Award

• Three year goals (financial management and operational excellence)		• TSR measured relative to peer group may increase or decrease the award up to 25%		• IPM can decrease the award by up to 50% or increase the award by up to 10%		• Maximum award is 150% prior to TSR and IPM (200% maximum after application of TSR and IPM)

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Compensation Discussion and Analysis

2013 Performance Share Results. The committee reduced the payout for the first installment of the transition award from the formulaic payout of 147.8% to 125% to better align the payout with shareholder returns, taking into consideration that TSR was down for the year.

Goal-Setting Contains Rigor

Our performance metrics contain appropriate challenge to pay-for-performance. Generally, our operational goal targets (for 100% payout) are calibrated to first quartile industry performance.

•	Capacity Factor target set at “best-in-class”
•	Four of the six outage duration and frequency metric targets set at industry first quartile

2013 Performance Share Goal-Setting. The table below shows the 2013 financial management and operational excellence goals, as well as the underlying metrics, which are set based on either the internal business plan or industry performance. All metrics are designed to be challenging to achieve and were chosen because they are key measures for driving long-term success for Exelon. For example, return on equity (ROE) was chosen because it measures the company’s ability to generate earnings in relation to the amount of equity shareholders have invested in the company, while Funds from Operations (FFO) / Debt was chosen because it is a key ratio analyzed by the rating agencies in determining the company’s credit rating.

2013 Performance Share Scorecard
Goals / Weighting	Metrics	Metric Weighting		Operating Company	2013 Target*	2013 Target Calibrated to	2013 Performance**	2013 Performance vs. Industry Performance	Actual Award vs. Metric Weighting
Financial Management: 60%	Earned Return on Equity (ROE)	30.00%		Exelon Corp	9%	Budget	9.7%	N/A	45.00%
	FFO / Debt	30.00%		ExGen HoldCo	27%	Budget	37.0%	N/A	45.00%
Operational Excellence: 40%	Outage Duration (Average)	6.70	% {	BGE	120	3rd Quartile	96	2nd Quartile	3.35%
				ComEd	86	1st Quartile	81	1st Decile	3.35%
				PECO	88	1st Quartile	94	1st Quartile	1.12%
	Outage Frequency (Average)	6.70	% {	BGE	1.10	2nd Quartile	0.87	1st Quartile	3.35%
				ComEd	0.89	1st Quartile	0.76	1st Decile	3.35%
				PECO	0.81	1st Quartile	0.68	1st Decile	3.35%
	Net Fleetwide Capacity Factor	13.30%		Nuclear	93.1%	Best-in-Class	94.1%	Best-in-Class	19.95%
	Dispatch Match	13.30%		Dispatch Match	96.6%	Internal measure	99.1%	N/A	19.95%
								Formulaic Payout	147.8%
*	Lower number is better for outage duration and outage frequency, and higher for all other metrics.
**	Actual performance was distinguished (150%) for all metrics, except PECO outage duration which was threshold (50%).

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Compensation Discussion and Analysis

In exercising negative discretion by reducing the award from 147.8% to 125%, the committee considered it appropriate to apply the 125% performance factor to all equity awards that are impacted by 2013 performance share performance as illustrated below.

Equity Program	Performance Results			Awards will be Based on Performance Against Goals from:	Awards Paid in:
	2013	2014	2015
Transition Award First Installment	125%			2013 (125%)	2014
Transition Award Second Installment	125%	TBD		Average of 2013 (125%) and 2014	2015
2013—2015 LTPSA	125%	TBD	TBD	Average of 2013 (125%), 2014, and 2015 +/- TSR modifier	2016

Payout of the First Installment of the Transition Award. Share payouts for the NEOs are shown in the table below. Payouts were settled half in stock and half in cash for Messrs. Crane, Von Hoene and O’Brien, whereas Messrs. Cornew and Thayer received their entire payout in cash because they achieved over 200% of their stock ownership guidelines as of the measurement date of September 30, 2013.

NEO	First Installment Target Shares		Original Performance		Formulaic Payout Shares		Negative Discretionary Adjustment to Reduce Award to 125% of Target Shares		Committee Approved Shares Payout
Crane	39,634	x	147.8%	=	58,579	+	(9,036)	=	49,543
Thayer	9,634	x	147.8%	=	14,239	+	(2,196)	=	12,043
Cornew	11,262	x	147.8%	=	16,645	+	(2,567)	=	14,078
Von Hoene Jr.	8,801	x	147.8%	=	13,008	+	(2,007)	=	11,001
O’Brien	10,167	x	147.8%	=	15,027	+	(2,318)	=	12,709

Section V: Governance Features of Our Executive Compensation Programs

CEO Annual Performance Assessment

On an annual basis, the independent directors of the Exelon board conduct a thorough review of CEO performance. In 2013, the review considered the extent of Exelon’s achievement of the strategic goals under the performance share program and Mr. Crane’s role in Exelon’s performance for the goals of financial management and operational excellence, risk management, succession planning, diversity and inclusion, organizational effectiveness, leadership, and board relations. Mr. Crane prepares a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considers the financial highlights of the year and a strategy scorecard that assesses performance against the company’s vision and goals. The outcome of this review impacts compensation decisions as discussed in the Compensation Discussion and Analysis.

Stock Ownership and Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock. In 2012, following the merger with Constellation, Exelon reviewed the ownership

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Compensation Discussion and Analysis

requirements and updated the guidelines. Executives must meet these guidelines within five years of the latter of the implementation of the new guidelines, their employment or promotion to a new position.

For additional information about Exelon’s stock ownership guidelines, please see the Stock Ownership Requirements for Directors and Officers and Beneficial Ownership Table on pages 31 and 32, respectively.

Exelon has adopted a policy requiring officers at the level of executive vice president and above who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy

Consistent with the pay-for-performance policy, in May 2007, the board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

•	the executive officer engaged in fraud or intentional misconduct;

•	as a result of which Exelon was required to materially restate its financial results;

•	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

•	recoupment is not precluded by applicable law or employment agreements; and

•	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

Compensation Policies and Practices as They Relate to Risk Management

The compensation and leadership development committee has considered Exelon’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and believes that such policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the committee considered the following factors:

•	The annual and long-term incentive programs place limits on incentive compensation plans.

•	Incentive goals are not tailored solely to revenue-generating conduct.

•

The annual incentive program key performance indicators are reviewed in a challenge session by a senior management panel to make sure the goals are fair, reasonable, aligned with the overall business plan and balanced between financial and operational excellence.

•

The annual incentive program contains shareholder protection features that limit payouts on non-earnings components based on earnings performance, and the compensation and leadership development committee reserves the right to curtail awards if a business unit under-performs.

•	Exelon has long-term incentive programs that are linked to shareholder value.

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Compensation Discussion and Analysis

•

Exelon’s officers are required to own Exelon stock, and performance share units are paid out over a two year period after they are earned (program prior to 2013) or after a three-year performance period (program since 2013).

•

The Exelon Long-term Incentive Plan provides that the compensation and leadership development committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in law or accounting principles.

•	The company has a recoupment policy.

Although the foregoing factors address financial risks, the committee also considered that Exelon’s policies and practices include measures to make sure that the cost reduction and other goals designed to address financial performance do not present significant operational risk issues. These measures include the following:

•

For employees and all officers with business unit responsibilities, the annual incentive compensation program includes measures based on business unit operating measures, such as safety and reliability.

•	Management carefully tracks a variety of safety and reliability metrics on a routine basis to make sure that performance is not adversely affected by such things as cost reduction efforts.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation and leadership development committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Mr. Crane’s base salary in excess of $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

In order to qualify payments under the AIP and performance share program as performance-based for Section 162(m) of the Internal Revenue Code, the committee uses a “plan-within-plan” two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the company meets the pre-established performance metrics. The second step is accomplished when the committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus (for AIP) or target equity (for the performance share program) adjusted for final company performance and individual performance.

Under Section 4999 of the Internal Revenue Code, there is an excise tax if change-in-control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. However, certain NEOs have change in control

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	59

Compensation Discussion and Analysis

severance agreements that pre-date April 2009 and provide excise tax gross-ups, and avoid gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold.

Alternative 2013 Summary Compensation Table

We believe that total compensation calculated under SEC rules as reflected in column 7 (SEC Total) of the table below does not provide the most representative comparison of CEO pay. Therefore, to supplement the SEC-required disclosure, we have added columns 8-9. Column 8 illustrates the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, by subtracting the change in pension value from total compensation. Additionally, column 9 represents total compensation (excluding both the change in pension value and the impact of the performance-based transition award, which is accounted for in full for 2013).

1	2	3	4	5	6	7	8	9
Salary (1)	Annual Stock Awards (2)	One-time Performance- Based Transition Stock Award (3)	Non-Equity Incentive Plan Comp (4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total Without Change in Pension Value (5)	SEC Total Without Change in Pension Value and Transition Award (6)
Christopher M. Crane
$1,191,539	$8,898,772	$3,707,302	$1,565,250	$1,584,841	$243,994	$17,191,698	$15,606,857	$11,899,555
Jonathan W. Thayer
670,193	3,099,292	901,102	633,913	162,252	254,815	5,721,567	5,559,315	$4,658,213
Kenneth W. Cornew
760,392	3,611,954	1,103,564	834,782	219,293	37,349	6,567,334	6,348,041	$5,244,477
Denis P. O'Brien
742,233	2,282,376	950,990	811,205	411,426	43,984	5,242,214	4,830,788	$3,879,798
William A. Von Hoene, Jr.
717,446	2,548,412	823,152	639,495	179,014	74,359	4,981,878	4,802,864	3,979,712

Notes:

1)	Columns for bonus and option awards appearing in the Summary Compensation Table on page 63 not included because they are inapplicable to 2013, when no NEO received a discretionary bonus and no stock options were granted.
2)	Column 2 includes performance share unit awards and restricted stock unit awards.
3)	Column 3 includes the one-time performance-based transition stock award, which is valued at the full grant date fair value of $31.18 per share. In the Summary Compensation Table on page 63, values in column 3 are combined with column 2.
4)	Column 4 includes the payout of the 2013 Annual Incentive Plan.
5)	Column 8 includes the SEC total from column 7 reduced by the change in pension value included in column 5.
6)	Column 9 includes the SEC total from column 7 reduced by both the change in pension value included in column 5 and the one-time performance-based transition award included in column 3.

60	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the Named Executive Officers (NEOs) of Exelon for the year ended December 31, 2013, presented in accordance with SEC requirements.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Table reflect actual salaries paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1. There may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts approved by the compensation and leadership development committee or, in the case of Mr. Crane, approved by the independent directors.

Stock awards show the grant date fair value calculated in accordance with FASB ASC Topic 718.

Stock awards consist primarily of performance share awards and restricted stock unit awards pursuant to the terms of the 2011 Long-Term Incentive Plan. In 2013, the compensation and leadership development committee redesigned the performance share awards. The goal categories were reduced from six to two: financial management (weighted at 60%) and operational excellence (weighted at 40%). Within the goal categories there are quantitative metrics. The performance period was lengthened from one to three years.

The compensation and leadership development committee determined that it would set the maximum payout for performance shares at 150% of target, and the threshold payout at 50%. In addition, the committee reinstated total shareholder return as a formulaic award modifier. Awards can be increased or decreased by up to 25% based on total shareholder return performance relative to other energy services companies with business models most similar to ours. Participants can also receive an individual performance multiplier, which can increase awards up to 10% or reduce awards by 50%.

The threshold, target and distinguished goals for performance share unit awards are established on the grant date (generally the date of the first compensation and leadership development committee meeting in the first year in the performance period). The actual performance against the goals for each year in the performance period is established at the first compensation and leadership development committee meeting after the completion of the year. At the end of the three-year performance period awards are made based on the average of the level of performance for each of the three years in the performance period, and the award date is the date of the first compensation and leadership development committee meeting after the completion of the third year in the performance period. Under the new design, performance shares vest immediately; under the former one-year performance period performance share structure, awards vested one-third upon award with one-third vesting on the next two anniversaries of the award date. Upon retirement or involuntary termination without cause, earned but unvested shares are eligible for accelerated vesting. Performance share awards are paid 50% in Exelon common stock and 50% in cash, except for executive vice presidents and higher officers whose awards are paid 100% in cash if the officer has attained 200% of the applicable stock ownership requirement.

In connection with the transition to the three-year performance period for performance shares, the compensation and leadership development committee made performance-based transition awards so that the amount of performance share awards vesting each year would be consistent during the period until the 2013-15 performance shares are awarded. The transition awards use the same goals and metrics as the performance shares, except that the total shareholder return modifier and individual performance multipliers are inapplicable to the transition awards. In 2013 the committee also decided to cease granting stock options and instead to change the mix of long-term incentives for NEOs to two-thirds performance shares and one-third restricted stock units that vest ratably on the first three anniversaries of the grant. In limited cases, the compensation and leadership development committee has determined that it is necessary to grant restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives

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Executive Compensation Data

that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates, and in some cases may incorporate performance criteria as well as time-based vesting. In some cases, the award may vest ratably over a period; in other cases, it vests at one or more pre-determined dates. Amounts of restricted shares held by each NEO are shown in the footnotes to the Outstanding Equity Table.

Beginning in 2013, the compensation and leadership development committee ceased to grant stock options. Prior to 2013 all option awards were made pursuant to the terms of the Long-Term Incentive Plan. All options were granted at a strike price that was not less than the fair market value of a share of stock on the date of grant. Fair market value was defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded was determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the committee using a lattice binomial ratio valuation formula. Options vest in equal annual installments over a four-year period and have a term of 10 years. Employees who are retirement eligible may qualify for accelerated vesting upon retirement or termination without cause. Time vesting adds a retention element to the stock option program. All grants to the NEOs were approved by the full board of directors, which acted after receiving a recommendation from the compensation and leadership development committee, except grants to the CEO, which must be approved by the independent directors, who act after receiving a recommendation from the committee.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary, and actual awards are determined using the base salary at the end of the year. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels.

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Executive Compensation Data

Summary Compensation Table

Year (a)	Salary ($) (b)	Bonus ($) Note 1 (c)	Stock Awards ($) Note 2 (d)	Option Awards ($) Note 3 (e)	Non-Equity Incentive Plan Compensation ($) Note 4 (f)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) Note 5 (g)	All Other Compen- sation ($) Note 6 (h)	Total ($) (i)
Christopher M. Crane President and Chief Executive Officer, Exelon
2013	$1,191,539	$—	$12,606,074	$—	$1,565,250	$1,584,841	$243,994	$17,191,698
2012	1,078,750	131,100	4,234,680	1,191,300	1,311,000	2,063,852	190,568	10,201,250
2011	858,692	—	1,475,600	584,680	1,136,857	1,430,802	75,513	5,562,144
Jonathan W. Thayer Executive Vice President and Chief Financial Officer, Exelon
2013	670,193	—	4,000,394	—	633,913	162,252	254,815	5,721,567
2012	500,000	55,575	1,433,160	405,460	555,750	154,502	128,519	3,232,966
Kenneth W. Cornew Senior Executive Vice President and Chief Commercial Officer, Exelon; President and Chief Executive Officer, Exelon Generation
2013	760,392	—	4,715,518	—	834,782	219,293	37,349	6,567,334
Denis P. O’Brien Senior Executive Vice President, Exelon; Chief Executive Officer, Exelon Utilities
2013	742,233	—	3,233,366	—	811,205	411,426	43,984	5,242,214
2012	686,923	68,513	1,513,540	426,360	685,125	248,744	50,999	3,680,204
2011	555,292	—	781,200	304,780	575,172	145,395	44,344	2,406,183
William A. Von Hoene Jr. Senior Executive Vice President and Chief Strategy Officer, Exelon
2013	717,446	—	3,371,564	—	639,495	179,014	74,359	4,981,878
2012	685,577	56,525	1,314,390	367,840	565,250	135,681	67,338	3,192,601
2011	621,058	—	1,085,000	416,740	616,071	110,241	77,761	2,926,871

Notes to the Summary Compensation Table

(1)

In recognition of their overall performance, certain executives may receive an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years. For 2013, no Named Executive Officer received an individual performance multiplier or other special recognition awards.

(2)

The amounts shown in this column include the aggregate grant date fair value of restricted stock units, performance share awards for the 2013-2015 performance period, and transition awards for the 2013-2014 transition period granted on January 28, 2013 as well as a supplemental grant on May 28, 2013 for Mr. Cornew with respect to his promotion and an off-cycle restricted stock grant on October 21, 2013 for Mr. Von Hoene. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2013 Annual Report on Form 10-K. The performance share awards and the transition awards are subject to performance conditions. The grant date fair value and the value of these awards assuming the highest level of performance, including the maximum total shareholder return multiplier and the maximum individual performance multiplier, are as follows:

	At Target		At Maximum
	Performance Shares	Transition Awards	Performance Shares	Transition Awards
Crane	$5,961,616	$3,707,302	$11,923,232	$5,560,953
Thayer	1,446,752	901,102	2,893,504	1,351,653
Cornew	1,809,772	1,103,564	3,619,544	1,655,347
O’Brien	1,527,820	950,990	3,055,640	1,426,485
Von Hoene Jr.	1,322,032	823,152	2,644,064	1,234,728

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Executive Compensation Data

(3)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted. No stock options were granted to the Named Executive Officers in 2013.
(4)	The amounts shown in this column for 2013 represent payments made pursuant to the Annual Incentive Program.
(5)

The amounts shown in this column represent the change in the accumulated pension benefit for the Named Executive Officers from December 31, 2012 to December 31, 2013. Two Named Executive Officers had above market earnings in a nonqualified deferred compensation account.

(6)	The amounts shown in this column include the items summarized in the following table:

All Other Compensation

Name (a)	Perquisites ($) Note 1 (b)	Reimburse- ment for Income Taxes ($) Note 2 (c)	Payments or Accruals for Termination or Change in Control (CIC) ($) Note 3 (d)	Company Contributions to Savings Plans ($) Note 4 (e)	Company Paid Term Life Insurance Premiums ($) Note 5 (f)	Dividends or Earnings Not Included in Grants ($) (g)	Total ($) (h)
Crane	$122,412	$64,801	$—	$39,678	$17,103	$—	$243,994
Thayer	156,670	86,092	—	8,492	3,561	—	254,815
Cornew	8,276	—	—	25,321	3,752	—	37,349
O’Brien	10,801	—	—	24,716	8,467	—	43,984
Von Hoene Jr.	13,816	30,692	—	23,891	5,960	—	74,359

Notes to All Other Compensation Table

(1)	The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the Perquisites Table below.
(2)

Employees receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state, as well as on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose.

(3)

Represents the expense, if applicable, or the accrual of the expense that Exelon has recorded during 2013 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Program continuation and other benefits as applicable.

(4)

Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2013 was generally limited by IRS rules to $17,500. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

(5)

Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2013 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees.

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Executive Compensation Data

Perquisites

The following table indicates the various perquisites for which Exelon incurred incremental costs in 2013 for each NEO. A checkmark (✓) indicates perquisite usage during 2013 by the NEO listed at the top of the column.

Perquisite	Crane	Thayer	Cornew	O’Brien	Von Hoene Jr.
Personal use of corporate aircraft (1)	✓
Personal use of company drivers (2)	✓	✓			✓
Spousal travel and entertainment (3)		✓			✓
Parking (4)	✓	✓	✓		✓
Company gifts and matching contributions (5)		✓	✓	✓	✓
Relocation (6)		✓
Perquisite Transition Payment (7)		✓
Physical Examinations (8)		✓		✓

Notes to Perquisite Table

(1)

The figures shown in column (b) of the All Other Compensation Table above include $105,886 representing the aggregate incremental cost to Exelon for personal use of corporate aircraft by Mr. Crane. These costs were calculated using the hourly cost for flight services, federal excise taxes, fuel charges, and domestic segment fees. From time to time Mr. Crane’s spouse, or other family members, accompanied him in his travel on corporate aircraft. The aggregate incremental cost to the company, if any, for such travel by spouses or family members on corporate aircraft is included in this amount.

(2)

The company maintains several cars and drivers in order to provide transportation services for the Named Executive Officers and other officers to carry out their duties among the company’s various offices and facilities. Certain Named Executive Officers were also entitled to limited personal use of the company’s cars and drivers, including use for commuting which allowed them to work while commuting. The cost included in the All Other Compensation Table represents the estimated incremental cost to Exelon to provide limited personal service, based upon the number of hours that the drivers worked overtime providing services to each Named Executive Officer, multiplied by the average overtime rate for drivers plus an additional amount for fuel. Personal use was imputed as additional taxable income.

(3)

For all executive officers, Exelon will pay the cost of travel, meals, and other related amenities for spouses and domestic partners when they attend company or industry-related events where it is customary and expected that officers attend with their spouses or domestic partners. The aggregate incremental cost to Exelon for these expenses is included in the All Other Compensation Table. In most cases, there is no incremental cost to Exelon for providing transportation or other amenities for a spouse or domestic partner, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their travel, meals, and related amenities when attending company or industry-related events. This cost is shown in column (b) of the All Other Compensation Table above.

(4)

For NEOs whose primary work location is downtown Chicago, Exelon’s office lease provides for a limited number of parking spaces that are available for Exelon use. When NEOs are unable to utilize the available spaces, Exelon provides reimbursement for parking expenses incurred at other public garages. Messrs. Thayer and Cornew have company provided spaces in downtown Baltimore.

(5)

Executive officers may also have the company make matching gifts to qualified charitable organizations up to $10,000 for 2013. Mr. Thayer was subject to a $15,000 annual limit under Constellation’s legacy policy.

(6)	Mr. Thayer incurred $96,809 of company-paid relocation expenses.
(7)	Mr. Thayer received a one-time $39,000 payment to transition him to the Exelon executive perquisite programs.
(8)	Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing.

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Executive Compensation Data

Grants of Plan Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock Awards: Number of Shares or Units (#) (Note 3) (i)	All Other Options Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4) (l)
Name (a)	Grant Date (b)	Thres- hold ($) (c)	Plan ($) (d)	Maxi- mum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Crane	1/28/2013	$750,000	$1,500,000	$3,000,000
	1/28/2013				95,300	310,100	560,750				9,668,918
	1/28/2013							94,200			2,937,156
Thayer	1/28/2013	303,750	607,500	1,215,000
	1/28/2013				23,150	75,300	136,150				2,347,854
	1/28/2013							53,000			1,652,540
Cornew	1/28/2013	400,000	800,000	1,600,000
	1/28/2013				24,438	79,500	143,750				2,478,810
	5/28/2013				4,031	13,562	24,743				434,526
	1/28/2013							54,100			1,686,838
	5/28/2013							3,600			115,344
O’Brien	1/28/2013	354,707	709,413	1,418,826
	1/28/2013				24,438	79,500	143,750				2,478,810
	1/28/2013							24,200			754,556
Von Hoene Jr.	1/28/2013	306,425	612,850	1,225,700
	1/28/2013				21,150	68,800	124,400				2,145,184
	1/28/2013							21,000			654,780
	10/21/2013							20,000			571,600

Notes to Grants of Plan Based Awards Table

(1)

All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)

NEOs have a long-term performance share target opportunity and, for 2013, a one-time performance-based transition award target opportunity, that is a fixed number of performance shares and transition award shares commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 50% of target, with a total shareholder return multiplier of 75% and an individual performance multiplier of 50%. The possible maximum payout for performance shares was calculated at 150% of target, with a total shareholder return multiplier of 125% and an individual performance multiplier of 110%, capped at 200% of target. The possible payout at threshold for the performance-based transition awards was calculated at 50% of target, and the possible maximum payout was calculated at 150% of target; the total shareholder return and individual performance multipliers do not apply to the performance-based transition awards. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows restricted share awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table below.
(4)

This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards, performance-based transition awards, and restricted stock granted to each NEO during 2013. Fair value of performance share awards and performance-based transition awards granted on January 28, 2013 and May 28, 2013 are based on an estimated payout of 100% of target.

66	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Executive Compensation Data

Outstanding Equity Awards at Year End

	Option Awards (See Note 1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options That Are Exercisable (#) (b)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#) (c)	Option Exercise or Base Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2) (f)	Market Value of Shares or Unites of Stock That Have Not Yet Vested Based on 12/31 Closing Price $27.39 ($) (Note 2) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3) (h)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3) (i)
Crane	71,250	213,750	$39.21	2-Apr-2022	251,310	$6,883,381	501,300	$13,730,607
	47,000	47,000	43.40	24-Jan-2021
	39,750	13,250	46.09	24-Jan-2020
	49,000	—	56.51	26-Jan-2019
	28,000	—	73.29	27-Jan-2018
	35,000	—	59.96	21-Jan-2017
	22,500	—	58.55	22-Jan-2016
	18,000	—	42.85	23-Jan-2015
	13,500	—	32.54	25-Jan-2014
Thayer	24,250	72,750	39.81	12-Mar-2022	109,175	2,990,303	121,700	3,333,363
	58,649	117,297	39.24	24-Feb-2022
	125,429	—	32.46	25-Feb-2021
	67,304	—	37.71	26-Feb-2020
	167,669	—	21.25	27-Feb-2019
	8,676	—	101.05	21-Feb-2018
	8,342	—	81.56	22-Feb-2017
	5,487	—	54.80	24-Feb-2015
	5,319	—	42.62	26-Feb-2014
Cornew	17,500	52,500	39.81	12-Mar-2022	108,284	2,965,899	151,601	4,152,351
	13,000	13,000	43.40	24-Jan-2021
	9,975	3,325	46.09	24-Jan-2020
	14,900	—	56.51	26-Jan-2019
	11,000	—	73.29	27-Jan-2018
	8,500	—	59.96	21-Jan-2017
	6,375	—	58.55	22-Jan-2016
	5,550	—	42.85	23-Jan-2015
	4,051	—	32.54	25-Jan-2014
O’Brien	25,500	76,500	39.81	12-Mar-2022	76,640	2,099,170	128,500	$3,519,615
	24,500	24,500	43.40	24-Jan-2021
	20,250	6,750	46.09	24-Jan-2020
	30,700	—	56.51	26-Jan-2019
	22,000	—	73.29	27-Jan-2018
	19,000	—	59.96	21-Jan-2017
	20,000	—	58.55	22-Jan-2016
	29,000	—	42.85	23-Jan-2015
	30,000	—	32.54	25-Jan-2014

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Executive Compensation Data

Outstanding Equity Awards at Year End

	Option Awards (See Note 1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options That Are Exercisable (#) (b)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#) (c)	Option Exercise or Base Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2) (f)	Market Value of Shares or Unites of Stock That Have Not Yet Vested Based on 12/31 Closing Price $27.39 ($) (Note 2) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3) (h)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3) (i)
Von Hoene Jr.	22,000	66,000	39.81	12-Mar-2022	90,095	2,467,702	111,200	$3,045,768
	33,500	33,500	43.40	24-Jan-2021
	24,750	8,250	46.09	24-Jan-2020
	25,200	—	56.51	26-Jan-2019
	19,000	—	73.29	27-Jan-2018
	19,000	—	59.96	21-Jan-2017
	17,000	—	58.55	22-Jan-2016
	14,000	—	42.85	23-Jan-2015
	4,500	—	32.54	25-Jan-2014

Notes to Outstanding Equity Table

(1)

Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For Mr. Thayer, stock options granted prior to March 12, 2012 were granted under the Constellation Energy Group Inc. Long Term Incentive Plan and were converted into the equivalent right to receive Exelon common stock. The number of stock options received upon conversion is equal to the original number of Constellation stock options multiplied by the merger exchange ratio (0.93) and rounded down to the nearest whole share. The exercise price for each converted share is equal to the original Constellation exercise price dividend by the exchange ratio (0.93), rounded up to the nearest whole cent.

(2)

The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2011 and December 31, 2012, the first third of the transition award granted in January 2013 that was earned based on performance for 2013 at 125% of target and that will vest in January 2014, and any unvested restricted stock unit awards as shown in the following table. Shares are valued at $27.39, the closing price on December 31, 2013. For Mr. Thayer the unvested shares reflect restricted stock unit grants made by Constellation Energy Group, Inc. that were converted to Exelon grants in the merger on March 12, 2012. Each Constellation stock unit was converted into 0.93 Exelon stock units with the same vesting provisions as the original grant.

(3)

The amount shown includes the target performance share award made in January 2013 for the performance period ending December 31, 2015. This target award has been increased to reflect the highest level of performance for the period. The amount shown also includes the remaining 2/3 of the transition award target that was made in January 2013. The remaining 2/3 of the transition award will vest in January 2015 based upon the average of year end performance for 2013 (125% of target) and 2014 and this amount has been increased to reflect the highest level of performance for the period.

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Unvested Restricted Stock or Restricted Stock Units and Transition Award

Name (a)	Grant Date (b)	Number of Restricted Shares (c)	Vesting Dates (d)	Transition Awards (Note 4) (e)
Crane	28 Jan. 2013	98,734	(1)	49,543
Thayer	12 Mar. 2012	13,026	(2)
	28 Jan. 2013	24,107	(1)	12,043
	28 Jan. 2013	30,000	28 Jan. 2018
Cornew	28 Jan. 2013	28,936	(1)(3)	14,078	(5)
	01 Jul. 2010	10,000	01 Jul. 2015
	28 Jan. 2013	30,000	28 Jan. 2018
O’Brien	28 Jan. 2013	25,365	(1)	12,709
Von Hoene Jr.	28 Jan. 2013	22,011	(1)	11,001
	21 Oct. 2013	20,000	21 Oct. 2018

Notes to Restricted Stock Table

(1)

Restricted stock unit awards vest in 1/3 increments beginning on the first anniversary of the award date. Unvested awards earn additional units through automatic dividend reinvestment, and the resulting dividend units will vest and settle on the vesting date along with the underlying tranche of the original award.

(2)

Represents the remaining balance of an award made to Mr. Thayer under the Constellation Energy Group Inc. Long Term Incentive Plan. At the time of the merger, the total award was converted to the right to receive 0.93 shares of Exelon common stock. The first 1/3 of the award vested on February 24, 2013; 1/2 of the remaining balance vested on February 24, 2014 and the remainder will vest on February 24, 2015. The unvested balance continues to earn additional units through automatic dividend reinvestment and the resulting dividend units will vest and settle on the vesting date along with the remaining underlying tranche of the original award.

(3)

Mr. Cornew’s original restricted stock unit grant of 24,100 shares made on January 27, 2013 was increased with the award of 3,600 additional units on May 28, 2013 that have the same vesting schedule as the original grant.

(4)	Represents transition award shares that vested on January 27, 2014 based on 2013 performance at 125% of target.
(5)

Mr. Cornew’s original transition award of 30,500 shares made on January 28, 2013 was increased with the award of 4,762 additional units on May  28, 2013 of which 1,095 vested in January 2014 with the first 1/3 of the original award.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Crane (2)	—	$—	73,033	$2,271,478
Thayer (3)	5,542	33,363	21,210	657,043
Cornew (4)	—	—	19,437	604,135
O’Brien	—	—	22,733	708,825
Von Hoene Jr. (5)	—	—	28,333	881,533

Notes to Option Exercises and Stock Vested Table

(1)

Share amounts are generally composed of performance shares that vested on January 28, 2013, which included the first 1/3 of the grant made with respect to the three-year performance period ending December 31, 2012 and the second 1/3 of the grant made with respect to the three-year performance period ending December 31, 2011. These shares were valued at $31.18 upon vesting.

(2)

For Mr. Crane, the number of shares acquired upon vesting includes 15,000 restricted stock units that were awarded in August 2008. This award became fully vested on August 1, 2013, and shares were valued at $30.80.

(3)

For Mr. Thayer, the number of shares acquired upon vesting includes 6,210 restricted stock shares from a legacy Constellation award made in 2012 and that was converted to the right to receive Exelon shares. One-third of the award (including 1/3 of the shares acquired through dividend reinvestment) vested on February 24, 2013, and shares were valued at $30.49.

Mr. Thayer exercised stock options that were due to expire in May 2013 through a rule 10b5-1 trading plan entered into on February 20, 2013.
(4)

For Mr. Cornew, the number of shares acquired upon vesting includes 5,000 restricted stock units that were awarded in August 2008. This award became fully vested on August 1, 2013, and shares were valued at $30.80.

(5)

For Mr. Von Hoene, the number of shares acquired upon vesting includes 5,000 restricted stock units that were awarded in August 2008. This award became fully vested on August 1, 2013, and shares were valued at $30.80.

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Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (“SAS”), which is the legacy ComEd pension plan, and the Service Annuity Plan (“SAP”), which is the legacy PECO pension plan. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to participate in a cash balance plan. Legacy Constellation employees participate in the Pension Plan of Constellation Energy Group, Inc. (“Constellation Pension Plan”). The Constellation Pension Plan includes a traditional pension formula referred to as the Enhanced Traditional Plan (“ETP”) and a Pension Equity Plan (“PEP”). Employees hired before January 1, 2000 participate in the ETP. Employees hired on or after January 1, 2000 and employees hired before that date who elected to do so participate in the PEP. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). For NEOs participating in the SAP, the annuity benefit payable at normal retirement age is equal to the greater of the amount determined under the Career Pay Formula, which is 2% of each year’s pensionable pay, and the amount determined under the Final Average Pay Formula, which is the sum of (a) 5% of average earnings, plus 1.2% of average earnings for each year of pension service (up to a maximum of 40 years), and (b) 0.35% of average earnings in excess of covered compensation for each year of pension service (up to a maximum of 40 years). Pension-eligible compensation for the SAS’s and the SAP’s Final Average Pay Formula includes base pay and annual incentive awards. Pension eligible compensation in the SAP’s Career Pay Formula includes base pay, incentive awards and other regular remuneration. Benefits under the SAS and SAP are vested after five years of service.

The “normal retirement age” under both the SAS and the SAP is 65. Each of these plans also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under each plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS or the SAP prior to January 1, 2001 and elected to participate in the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7% of base pay and annual incentive award and beginning January 1, 2013 for employees hired on or after such date, the annual benefit credit is equal to a percentage of base pay and annual incentive award which varies between 3% and 8%, based upon age. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average of the annual rate of return of the S&P 500 Stock Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). For employees hired on or after

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January 1, 2013, the annual investment credit is the second segment spot rate of interest on long-term corporate bonds, determined as of November of the year for which the cash balance account receives the investment credit, subject to a minimum annual investment credit rate of 3.8% and a maximum annual investment credit rate of 7%. Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

For NEOs who participate in the PEP, a lump sum benefit amount is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five twelve-month periods’ base pay plus short-term incentive. The total service credit percentage is equal to the sum of the credit percentages based on the following formula: 5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. No benefits are available under the PEP until a participant has at least three years of vesting service. Benefits payable under the PEP are paid as an annuity unless a participant elects a lump sum within 60 days after separation.

The Internal Revenue Code limits to $255,000 the individual 2013 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors three supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2013 is 2.88%. For participants in the cash balance pension plan and the PEP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this proxy statement.

Under the terms of the SERPs, participants are provided the amount of benefits they would have received under the SAS, SAP cash balance plan, ETP or PEP, as applicable, but for the application of the Internal Revenue Code limits. In addition, certain executives previously received grants of additional credited service under a SERP. In particular, in 1998, Mr. Crane received an additional 10 years of credited service through September 28, 2008, the date of his tenth anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date, and performance-based grants or grants which make up for lost pension benefits from another employer may be (but have not been) provided. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for cash balance and PEP participants is the account balance. The assumptions used in estimating the present values for SAS participants include the following: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age. The SERP lump sum amounts are determined using the rate of 5% for SAS participants at the

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assumed retirement age; the lump sum amounts are discounted from the assumed retirement date at the applicable discount rates of 3.92% as of December 31, 2012 and 4.80% as of December 31, 2013; and the applicable mortality table is the IRS-required mortality table for the funding valuation each year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Crane (1)	SAS	15.26	$689,421	$—
	SMRP	25.26	9,124,583	—
Thayer	PEP	11.00	175,000	—
	BRP	11.00	960,766	—
Cornew	Cash Balance	19.59	496,689	—
	SMRP	19.59	551,328	—
O’Brien	Cash Balance	31.51	1,136,000	—
	SMRP	31.51	1,252,322	—
Von Hoene Jr.	Cash Balance	11.93	271,784	—
	SMRP	11.93	670,378	—

(1)

Based on discount rates prescribed by the SEC proxy disclosure guidelines, Mr. Crane’s non-qualified Supplemental Management Retirement Plan present value is $9,124,583. Based on lump sum plan rates for immediate distributions under the non-qualified plan, the comparable lump sum amount applicable for service through December 31, 2013 is $15,445,524. Note that, in any event, payments made upon termination may be delayed by six months in accordance with U.S. Treasury Department guidance.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Deferred Compensation Plan is a non-qualified plan that permits legacy Exelon executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Constellation Deferred Compensation Plan is a non-qualified plan that permits legacy Constellation executives to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Constellation Energy Group Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plans permit participants to defer taxation of a portion of their income. The Exelon Deferred Compensation Plan benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Exelon Employee Savings Plan and the Constellation Energy Group Employee Savings Plan are intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plans permit employees to do so, and allow the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plans to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS.

The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon executives to defer performance share units prior to 2007.

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Executive Compensation Data

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Internal Revenue Code, the compensation committee approved amendments to the Exelon Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Exelon Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals.

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plans and the Stock Deferral Plan. The Exelon Deferred Compensation and Stock Deferral Plans were closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plans continue in effect for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plans consist of a basket of mutual funds benchmarks substantially the same as those funds available to legacy Exelon or Constellation employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts represent unfunded unsecured obligations of the company.

Name (a)	Executive Contributions in 2013 Note (1) (b)	Registrant Contributions in 2013 Note (2) (c)	Aggregate Earnings in 2013 Note (3) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at 12/31/13 Note (4) (f)
Crane	$101,654	$30,438	$10,042	$—	$698,640
Thayer	—	—	—	—	—
Cornew	25,270	15,162	15,718	—	128,874
O’Brien (5)	34,456	14,648	364,663	—	2,043,198
Von Hoene Jr.	23,122	13,873	1,071	—	218,709

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.
(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.
(3)

The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above. For Messrs. Crane and Von Hoene, a portion of the aggregate earnings include $1,167 and $305, respectively, of above-market earnings as defined by the IRS. These above-market earnings are also included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings (column g) of the Summary Compensation Table.

(4)

For all NEOs the aggregate balance shown in column (f) above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2013. For Mr. Crane, all executive and registrant contributions included in column (f) have previously been disclosed in Summary Compensation Tables. Mr. Thayer did not participate in the plan during 2013. For Mr. Cornew, none of his prior executive contributions or registrant contributions included in column (f) have previously been disclosed in Summary Compensation Tables. For Messrs. O’Brien and Von Hoene, column (f) includes $701,752 and $112,250 respectively, of executive contributions and registrant contributions that have been previously disclosed in the Summary Compensation Tables as either base salary, bonus, non-equity incentive plan compensation or as all other compensation for prior years up to and including the previous fiscal year ending December 31, 2012.

(5)	For Mr. O’Brien the amounts shown in column (d) and column (f) also include the aggregate earnings and aggregate balance respectively of his Stock Deferral Plan account.

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Potential Payments Upon Termination or Change In Control

Change in control employment agreements and severance plan covering named executive officers

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the executive committee and select senior vice presidents other than the CEO. In 2003, the compensation committee reviewed the terms of the Senior Management Severance Plan and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction).

Named executive officers have entered into individual change in control employment agreements or are covered by the change in control provisions of the Senior Management Severance Plan, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

•	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•

severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

•

a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SERP;

•	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

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•

all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date, for options granted after that date;

•

life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and

•	outplacement services for at least 12 months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the Senior Management Severance Plan generally occurs:

•	when any person acquires 20% of Exelon’s voting securities;

•

when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

•

upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

•	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

•	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

•	failure of a successor to assume the agreement;

•	a material breach of the agreement by Exelon; or

•

any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

•

refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

•

willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

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•	commission of a felony or any crime involving dishonesty or moral turpitude;

•	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

•	any breach of the executive’s restrictive covenants.

Executives who entered into such change in control employment agreements prior to April 2, 2009 (and which have not been materially amended after such date) will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if the amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the amount does not exceed 110% of the safe harbor amount, then payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

•	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

•	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

•	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

•

during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

•	outplacement services for at least six months.

Payments under individual agreements entered into after April 2, 2009 or the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the Senior Management Severance Plan means either of the following:

•

a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

•

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

76	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Executive Compensation Data

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the board of directors.

Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2013. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note (1) (b)	Value of Unvested Equity Awards ($) Note (2) (c)	Total Value of All Payments and Benefits ($) Note (3) (d)
Crane	$1,565,000	$14,167,000	$15,732,000
Thayer	—	—	—
Cornew	—	—	—
O’Brien	811,000	1,056,000	1,867,000
Von Hoene Jr.	639,000	3,535,000	4,174,000

Notes to Benefits to be Received Upon Retirement Table

(1)

Under the terms of the 2013 Annual Incentive Plan (AIP), a pro-rated actual incentive award is payable upon retirement assuming an individual performance multiplier (IPM) of 100% and based on the number of days worked during the year of retirement. The amount above represents the executive’s 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying the IPM, if applicable.

(2)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;
b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(3)	The estimate of total payments and benefits is based on a December 31, 2013 retirement date.

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Executive Compensation Data

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death or disability as of December 31, 2013. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note (1) (b)	Value of Unvested Equity Awards ($) Note (2) (c)	Total Value of All Payments and Benefits ($) Note (3) (d)
Crane	$1,565,000	$14,167,000	$15,732,000
Thayer	634,000	4,729,000	5,363,000
Cornew	835,000	5,174,000	6,009,000
O’Brien	811,000	3,966,000	4,777,000
Von Hoene Jr.	639,000	4,083,000	4,722,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)

Under the terms of the 2013 AIP, a pro-rated actual incentive award is payable upon death or disability assuming an IPM of 100% and based on the number of days worked during the year of termination. The amount above represents the executives’ 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.

(2)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder terminates employment due to death or disability, the holder’s stock options will vest upon termination of employment;
b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(3)	The estimate of total payments and benefits is based on a December 31, 2013 termination due to death or disability.

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Executive Compensation Data

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2013 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name (a)	Cash Payment ($) Note (1) (b)	Retirement Benefit Enhance- ment ($) Note (2) (c)	Value of Unvested Equity Awards ($) Note (3) (d)	Health and Welfare Benefit Continuation ($) Note (4) (e)	Perquisites and Other Benefits ($) Note (5) (f)	Total Value of All Payments and Benefits ($) Note (6) (g)
Crane	$6,965,000	$5,410,000	$14,167,000	$64,000	$40,000	$26,646,000
Thayer	3,199,000	314,000	4,059,000	38,000	40,000	7,650,000
Cornew	4,035,000	224,000	4,422,000	35,000	40,000	8,756,000
O’Brien	3,723,000	204,000	3,966,000	45,000	40,000	7,978,000
Von Hoene Jr.	3,307,000	187,000	3,556,000	41,000	40,000	7,131,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)

Represents the estimated severance benefit equal to 2 times the sum of the executive’s (i) current base salary and (ii) the target annual incentive for the year of termination. In addition, under Section 4.2 of the Severance Plan, a pro-rated annual incentive award is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination and assuming the NEO’s IPM is 100% pursuant to the terms in the 2013 AIP. The amount above represents the executives’ 2013 annual incentive payout (after Company/Business Unit performance was determined) before applying his or her IPM, if applicable.

(2)

Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are “underwater” (or out of the money). Under the LTIP, if a holder has attained age 50 with 10 or more years of service (or deemed service), any unvested stock options will vest upon termination of employment because the holder has satisfied the definition of retirement under the LTIP;
b.	the value of the executive’s unvested performance shares. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the accelerated portion of the executives’ restricted stock award that, per the applicable award agreement, would vest upon an involuntary separation not related to a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement services for up to 12 months for all NEOs.
(6)

The estimate of total payments and benefits is based on a December 31, 2013 termination date. The executives are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the Severance Plan.

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Executive Compensation Data

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2013. The company has entered into Change in Control agreements with Messrs. Crane, Cornew, O’Brien, and Von Hoene. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment ($) Note (1) (a)	Retirement Benefit Enhance- ment ($) Note (2) (b)	Value of Unvested Equity Awards ($) Note (3) (c)	Health and Welfare Benefit Continuation ($) Note (4) (d)	Perquisites and Other Benefits ($) Note (5) (e)	Modified Gross-up Payment ($) Note (6) (f)	Scaleback ($) Note (6) (g)	Total Value of All Payments and Benefits ($) Note (7) (h)
Crane	$9,573,000	$7,213,000	$14,167,000	$96,000	$40,000	7,184,000	Not required	$38,273,000
Thayer	3,945,000	446,000	4,729,000	38,000	40,000	Not required	(22,000)	9,176,000
Cornew	5,584,000	335,000	5,174,000	53,000	40,000	4,336,000	Not required	15,522,000
O’Brien	5,098,000	205,000	3,966,000	67,000	40,000	2,827,000	Not required	12,203,000
Von Hoene Jr.	4,619,000	280,000	4,083,000	61,000	40,000	Not Required	Not required	9,083,000

Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)

Represents the estimated severance benefit equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. Also, this amount includes an additional payment for Mr. O’Brien of $35,000.

Under Section 4.1(a)(ii) of the CIC Employment Agreement, the executive’s target incentive award is payable upon termination. The amounts above represent the executives’ 2013 target annual incentive with the exception of Mr. Thayer. Under Section 5.1(a)(i) of the Severance Plan, the executive is entitled to his or her annual incentive for the applicable performance period. For Mr. Thayer, the amount above represents his 2013 actual annual incentive payout (after Company/Business Unit performance was determined) before applying his IPM, if applicable. Pursuant to the 2013 AIP, a pro-rated annual incentive award is payable, assuming the NEO’s IPM is 100%.
(2)

Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	The Value of Unvested Equity Awards includes the following:
a.	the ‘spread’ on all unvested stock options that would vest upon termination of employment. The ‘spread’ is based on Exelon’s closing stock price on December 31, 2013 of $27.39. At that stock price, all unvested stock options are underwater (or out of the money);
b.	the value of the executives’ unvested performance shares. Pursuant to Section 4.1(c) of the CIC Employment Agreement and Section 5.1(c) of the SMSP, all of the shares will vest upon termination at the actual level earned and awarded. The amount above includes the number of unvested shares earned for the 2011 and 2012 PSU awards, as applicable, as well as the actual payout earned for the first tranche of the Transition Award. It is assumed the second tranche of the Transition Award and the 2013 performance shares are earned at target. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39; and
c.	the value of the executives’ restricted stock that, pursuant to Section 4.1(d) of the CIC Employment Agreement or the terms of the award, would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2013 of $27.39.
(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.
(5)	Estimated costs of outplacement services for up to 12 months for all NEOs.
(6)

In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2009 will reduce executives’ parachute payments to his safe harbor in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Messrs. Crane, Cornew, O’Brien and Von Hoene have grandfathered CIC Employment Agreements, which still entitle these NEOs to an excise tax gross-up payment only if the present value of his parachute payments exceed his safe harbor amount by more than 10%. If the present value of their parachute payments do not exceed the amount permitted by the IRS by more than 10%, their payments are reduced to their safe harbor.

(7)

The estimate of total payments and benefits is based on a December 31, 2013 termination date. The Company has entered into change in control employment agreements with all of the executives except for Mr. Thayer who is a participant in the Senior Management Severance Plan and severance benefits are determined pursuant to Section 5 of the Severance Plan.

80	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Vote on Senior Executive Annual Incentive Plan

PROPOSAL 4: THE RENEWAL OF THE EXELON CORPORATION ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVES, EFFECTIVE JANUARY 1, 2014

The Internal Revenue Code Section 162(m) generally limits a corporation’s tax deductions for compensation paid to each of its “named executive officers,” to $1 million per year. “Performance-based compensation” is not subject to this million-dollar deduction cap. Most corporations, including Exelon, take advantage of this exception for compensation that is paid pursuant to an incentive plan upon attainment of performance targets set by a committee of directors intended to be independent and based upon shareholder-approved performance goals.

Exelon is seeking your approval of the renewal of its Annual Incentive Plan for Senior Executives (the “Plan”) so that Exelon may continue to use this favorable tax exception. A tax deduction enjoyed by the corporation ultimately inures to the benefit of Exelon’s shareholders.

Purpose: The purpose of the Plan is to reward achievement of key annual goals and to enhance Exelon’s ability to attract, motivate, reward and retain certain key employees, to strengthen their commitment to Exelon, to promote Exelon’s near-term objectives, and to ensure annual incentive compensation can be eligible to be tax deductible.

Eligibility: Each year, the compensation and leadership devolopment committee selects individuals to participate in the Plan. Although any officer or key executive employee may be selected, it is expected that normally only those individuals the committee considers potentially likely to become Section 162(m) Executives for the year will participate in the Plan.

Approximately 10 individuals are eligible for participation in the Plan. For 2014, 10 individuals have been designated as participants in the Plan.

Basis for Annual Awards: The Plan provides for annual cash awards to participants, the maximum amount of which is based on a share of one or more incentive pools established by the compensation and leadership development committee. The incentive pools are funded by achievement of specific performance goals relating to a specific year, as determined by the committee. The goals for any incentive pool may be based on any one or more of the performance criteria defined in Section VI.B. of the Plan (see Appendix A). For 2014, the committee determined that the pool would be funded with a percentage of operating income.

Performance Criteria: The performance criteria for each year may be based upon the performance of Exelon or any subsidiary or division or function thereof for the year and may be applied either alone or relative to the performance of other businesses or individuals (including industry or general market indices), using one or more of the following measures as selected by the compensation and leadership development committee, each of which may be based on absolute standards or peer industry group comparatives and may be applied at various organizational levels (e.g., corporate, business unit or division of Exelon or one or more subsidiaries): (1) cumulative shareholder value added (“SVA”), (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) dividend payout as a percentage of net income, (31) direct margin, (32) expense reduction, (33) any individual performance objective that is measured solely in terms of quantitative targets related to Exelon, any

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Vote on Senior Executive Annual Incentive Plan

subsidiary or Exelon’s or a subsidiary’s business. Such individual performance measures related to Exelon, subsidiary or Exelon’s or subsidiary’s business may include: (1) production-related factors such as generating capacity factor, performance against the Institute of Nuclear Power Operations (“INPO”) index, generating equivalent availability, heat rates and production cost, (2) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (3) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (4) relative performance against other similar companies in targeted areas.

Awards to Participants: The compensation and leadership devolopment committee will certify the level of attainment of performance goals to establish the amount of each incentive pool. The maximum award for any participant is a share of the incentive pool. For the CEO, the share is 25 percent. The remaining participants share in the remaining 75 percent of the incentive pool on a per capita basis, with certain pro-rations for persons who terminate employment during the year under certain circumstances. The committee has the authority to reduce any award below the maximum share of the incentive pool, based on any objective or subjective factors it deems appropriate, subject, in the case of awards to participants at the level of executive vice president and above, to ratification of the actual award amount by the board of directors. Decreasing the amount of the award for any participant will not serve to increase the maximum potential award for any other participant.

There is a $5,000,000 limit on the annual incentive award for any participant for any year under the Plan.

Conditions: A participant must be employed by Exelon or a subsidiary on the last day of the year in order to be eligible to receive an award for the year. There are exceptions for certain situations: if a participant has a termination of employment by reason of death, disability or retirement during the year, the participant will be eligible for a pro rata award, based on the number of days in the year he or she was employed. Also, if a participant has an employment agreement with us or a subsidiary that has been approved by the compensation and leadership development committee, or is a participant in any other plan or subject to a policy that addresses payment of annual incentive awards in the event of termination of employment, the terms of the employment agreement or other plan or policy will govern payment. In addition, awards are subject to a clawback pursuant to the Exelon Executive Officer Compensation Recoupment Policy as in effect from time to time, including any subsequent amendments or new clawback policies which may be required in the future by law or regulation.

Amendment or Termination of Plan: The board of directors may amend or terminate the Plan at any time, including the modification, reduction or cancellation of any prospective incentive award that has not become vested. No change to an award may be made after the committee has certified the amount of the award to the participant (other than pursuant to the Recoupment Policy described above). Any change in the class of persons eligible to participate in the Plan, any changes to the performance criteria, or increases in the maximum dollar amount that may be paid to a participant for a year may not be effective as to 162(m) Executives unless shareholders approve the amendment.

Administration and Expenses: The Plan is administered by the compensation and leadership development committee, which has full discretionary authority to administer the Plan and interpret and construe its terms. Exelon will generally pay the expenses of the Plan, but the payment of an award to any participant who is employed by a subsidiary will be the obligation of the subsidiary.

Stockholder Approval Condition: The compensation and leadership development committee has designated performance criteria for funding the incentive pool and has designated participants for the 2014 year. These designations are subject to shareholder approval of this proposal. The total amount of the awards paid under the Plan for 2013 was $6,547,979.

If shareholders approve this proposal, the terms of the Plan will continue in effect until otherwise amended or terminated, and will satisfy the shareholder approval requirement of Section 162(m) of the Internal Revenue Code from 2014 through 2018.

82	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Vote on Senior Executive Annual Incentive Plan

If shareholders do not approve this proposal, no incentive awards will be made for 2014 under the Plan.

The compensation and leadership development committee will present the following resolution at the meeting:

“RESOLVED, that the terms of the Exelon Annual Incentive Plan for Senior Executives, as described in Proposal 4 of the Proxy Statement and shown in Appendix A thereto, are approved.”

The board of directors unanimously recommends a vote “FOR”

the approval of the Senior Executive Annual Incentive Plan.

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Vote on Shareholder Proposal

PROPOSAL 5: A SHAREHOLDER PROPOSAL TO LIMIT THE INDIVIDUAL TOTAL COMPENSATION FOR EACH NAMED EXECUTIVE OFFICER TO ONE HUNDRED TIMES THE ANNUAL MEDIAN TOTAL COMPENSATION PAID TO ALL EMPLOYEES OF THE COMPANY

Qube Investment Management Inc. (“Qube”), 200 Kendall Building, 9414-91 Street NW, Edmonton, AB T6C 3P4, Canada, beneficial owner of 14,319 shares of stock, 7,593 of which have been held continuously for more than one year, submitted the following proposal and supporting statement:

“PROPOSAL — Total Executive Compensation Limit at 100 Times Average Wages

RESOLVED: That the Board of Directors and/or the Compensation Committee are requested to limit the individual total compensation for each Named Executive Officer (NEO) to ONE HUNDRED TIMES the median annual total compensation paid to all employees of the company. This pay ratio cap will be the same as as requried [SIC] by the SEC when reporting under Item 402 of Regulation S-K using U.S. Generally Accepted Accounting Principles (GAAP).

SUPPORTING STATEMENT

As a global player in the utilities sector, Exelon should take the lead in addressing continued public criticism that executive employees have been offered excessive compensation in recent years.

The 2012 US Census Bureau American Community Survey (www.census.gov) states that the median household income in the US was $51,371, placing pay for Named Executive Positions (NEO) at Exelon over 200 times the average American worker in at least one case.

It is reasonable to expect a rational link between the compensation programs of all employees at Exelon worldwide and a fantastic concept that any one employee’s contribution could be considered greater than one hundred times the contribution of the other team members.

A basic premise in the design of executive compensation is peer benchmarking. Research, including from the Conference Board, illustrates the flaw in this benchmarking logic. Three quarters of vacant CEO positions are filled from internal promotions and, when outside candidates are chosen, most are junior ranking executives brought in from elsewhere, not CEOs jumping ship. Focusing CEO compensation against peer positions ratchets gross pay while demoralizing employees with an inconsistent pay gap. As the CEO is an employee of the corporation, pay should be conducted within the context of compensation for the organization as a whole and an extension of the infrastructure that governs the rest of the company’s wage program(s). This pay disconnect could demotivate employees and compromise the confidence of shareholders, both leading to lower share values.

Some believe capping executive compensation will create a competitive disadvantage for the firm. We believe this perspective is ripe for a challenge. Certainly any lost competitiveness will be offset by great improvements to the corporate reputation and increased demand for the shares.”

84	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Vote on Shareholder Proposal

Exelon’s Statement in Opposition

Although Exelon’s board of directors values the views of shareholders on executive compensation and other issues, the board unanimously recommends a vote “AGAINST” this proposal because (1) it would conflict with the careful design of Exelon’s compensation programs to motivate senior management and link their pay with performance, (2) it would detract significantly from Exelon’s ability to attract and retain executive talent, (3) it would impose an arbitrary pay ratio limit that would distort compensation, and (4) it is impractical to implement.

1.	The proposal, if implemented, will conflict with the careful design of Exelon’s executive compensation program to motivate senior management and link their pay with performance.

•

The proposal would severely restrict the ability of the compensation and leadership development committee to set compensation at appropriate levels to achieve its intended purposes. Exelon has carefully developed its executive compensation program to attract, retain, motivate and reward senior management for achieving financial, operational and strategic objectives to further Exelon’s vision of providing superior value to its customers, employees and investors, as well as the communities it serves. The board believes the compensation and leadership development committee is in the best position to determine compensation for executive officers. The Compensation Discussion and Analysis describes the thoughtful process and factors considered by the committee to set the appropriate levels of executive compensation.

•

The proposed limit on executive compensation is inconsistent with Exelon’s ongoing efforts to link pay with performance. Exelon regularly seeks shareholder input on its executive compensation program through an annual advisory vote on compensation for named executive officers (“say-on-pay”) and through conversations Exelon initiates with its largest shareholders and other feedback from shareholders. These conversations with shareholders have led Exelon to implement changes in executive compensation to further enhance the link between pay and performance and the alignment of the compensation program with the interests of shareholders. The introduction of the proposed pay cap is contrary to the principle of pay for performance because it would limit compensation when it might otherwise be deserved for exemplary performance.

2.	The proposed compensation limit would detract significantly from Exelon’s ability to attract and retain executive talent.

•

The proposal will detract significantly from Exelon’s ability to compete for executive talent. Exelon competes for executive talent and must provide competitive compensation and benefits to attract and retain talented employees. Exelon believes the proposed pay limit will restrict Exelon’s ability to hire and retain executive talent, ultimately resulting in a reduction in the value of Exelon’s stock due to a loss of management talent.

3.	The proposal would impose an arbitrary pay ratio as a basis for limiting compensation, which will distort pay practices.

•	The proponents have selected an arbitrary multiplier for the proposed pay ratio and offer no reasoned basis for why that multiplier should be used to limit executive compensation.

•

The SEC has acknowledged that its proposed pay ratio disclosure should not be used to compare companies with each other, because “using the ratios to compare compensation practices between registrants without taking into account the inherent differences in business models … could possibly lead to potentially misleading conclusions and unintended consequences.” Given these acknowledged limitations for the usefulness of pay ratio disclosure, it would be illogical to use an arbitrarily selected ratio as a basis for limiting compensation.

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Vote on Shareholder Proposal

•

Placing an arbitrary limit on compensation that can vary significantly from year to year will lead to arbitrary and irrational compensation results. Compensation for employees can vary significantly from year to year for a variety of reasons. For example, annual and long-term incentive plans provide for awards contingent on performance. Similarly, the value of retirement plans may vary significantly from year to year based on prevailing interest rates, which may have a major effect on the change in pension value included in total compensation.

4.	The proposal is impractical to implement because it is predicated on a supposed SEC rule that, in fact, does not exist and is not even proposed in the form or with the effect described by the proposal.

•

The SEC rules do not currently require any kind of limit on compensation. The SEC has issued a proposed rule relating to disclosure of the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer, commonly referred to as the pay ratio provision of the Dodd-Frank Act. It is only a proposed rule, not a current requirement as stated in the shareholder proposal, and the proposed rule, if adopted by the SEC, would impose only a disclosure requirement, not a limit on compensation.

•

The proposal is a political statement about income inequality, not an actionable business proposition, and could not be implemented as proposed. The general nature of the proposal makes it impossible to know how to implement it, including, among other things, how to calculate the cap and whether it would be applied retroactively to reduce total compensation already paid or to limit future compensation.

The board of directors unanimously recommends a vote “AGAINST” this proposal.

86	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Communication with the Board of Directors

PROCESS FOR SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders and other interested persons can communicate with the Lead Director or with the independent directors as a group by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the Corporate Secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the board policy, the Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com.

SHAREHOLDER PROPOSALS

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit it in writing to the Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Exelon must receive your proposal on or before December 2, 2014. Exelon will consider only proposals meeting the requirements of the applicable rules of the Securities and Exchange Commission (“SEC”). Under our Bylaws, the proposal must also disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon.

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our corporate governance committee reviews all shareholder proposals and makes recommendations to the board for action on such proposals.

Additionally, under our Bylaws, for a shareholder to bring any matter before the 2015 annual meeting that is not included in the 2015 proxy statement, the shareholder’s written notice must be received by the Corporate Secretary not less than 120 days prior to the first anniversary of the mailing date of this proxy statement, which will be December 2, 2014.

DIRECTOR NOMINATIONS

A shareholder who wishes to recommend a candidate (including a self-nomination) to be considered by the Exelon corporate governance committee for nomination as a director must submit the recommendation in writing to the Chair of the Corporate Governance Committee, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates and self-nominees when making its recommendation to the full board of directors to nominate a slate of directors for election.

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Nominations for 2014. Under the Exelon Bylaws, the deadline has passed for a shareholder to nominate a candidate (or nominate himself or herself) for election to the board of directors at the 2014 annual meeting.

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Nominations for 2015. To nominate a candidate for election as a director or to stand for election at the 2015 annual meeting, a shareholder must either submit a recommendation to the corporate governance committee or provide the

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proper notice and the other information required by Exelon’s Bylaws. The Bylaws currently require the following: (1) notice of the proposed nomination must be received by Exelon no later than December 2, 2014; (2) the notice must include information required under the Bylaws, including: (a) information about the nominating shareholder, (b) information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, (c) a representation as to whether the shareholder intends to deliver a proxy statement to the other shareholders of Exelon, and (d) the signed consent of the candidate to serve as a director of Exelon, if elected. Exelon’s Bylaws are amended from time to time. Please review the Bylaws on our website to determine if any changes to the nomination process or requirements have been made.

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Frequently Asked Questions

Can I access the Notice of Annual Meeting and Proxy Statement and the 2013 Financial Report on the Internet?

On April 1, 2014, we began mailing to our shareholders this proxy statement and our financial report.

In addition, shareholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. Exelon encourages shareholders to take advantage of the availability of the proxy materials on the internet in order to save Exelon the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve resources.

Shareholders of Record: If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic delivery service.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of this service.

Do I need a ticket to attend the annual meeting?

You will need an admission ticket or proof of ownership to enter the annual meeting.

If you are a shareholder of record the bottom half of your proxy card will serve as your admission ticket.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you must present proof of your ownership of Exelon stock as you enter the meeting, such as a bank or brokerage account statement. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Exelon stock, to:

Annual Meeting Admission Tickets c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398 Chicago, Illinois 60680-5398.

Shareholders also must present a form of personal photo identification in order to be admitted into the meeting.

No cameras, audio or video recording equipment, similar electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. Cell phones and similar wireless communication devices will be permitted in the meeting only if turned off. All items brought into the meeting will be subject to search.

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Frequently Asked Questions

Who is entitled to vote at the annual meeting?

Holders of Exelon common stock as of 5:00 p.m. New York Time on March 14, 2014 are entitled to receive notice of the annual meeting and to vote their shares at the meeting. As of that date, there were 858,430,240 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Exelon’s transfer agent, Wells Fargo Shareowner Services, you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Exelon.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on May 5, 2014. You may vote in the following ways:

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By Internet. If you have internet access, you may vote by internet. You will need the control number included on your proxy card or voting instruction form (“VIF”), as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes, and you do not need to return your proxy card or VIF.

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By Telephone. If you are located in the United States or Canada, you can vote by calling the toll-free telephone number (1-800-690-6903) and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

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By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you are a beneficial holder of shares held of record by a bank or broker or other street name, please complete and mail the VIF provided by the holder of record.

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At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to cast your vote. If you are a beneficial owner, you will need to have a legal proxy from your broker, bank or other holder of record in order to vote by ballot at the meeting.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Corporate Secretary a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person.

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Frequently Asked Questions

What is householding and how does it affect me?

Exelon has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in the Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, in person or represented by proxy, is necessary to constitute a quorum.

Election of Directors: Majority Vote Policy

Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast.

Our Bylaws provide that, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation that becomes effective only if the director fails to receive a majority of the votes cast at the annual meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

Ratification of PricewaterhouseCoopers as Independent Accountant

The appointment of PricewaterhouseCoopers LLP as Exelon Corporation’s independent accountant requires an affirmative vote of a majority of shares of common stock represented at the annual meeting and entitled to vote thereon in order to be adopted.

Executive Compensation

The vote on executive compensation is advisory and is not binding on the company, the board of directors, or the compensation and leadership development committee in any way, as provided by law. Our board and the compensation and leadership development committee will review the results of the vote and input from shareholders and will take it into account in making a determination concerning executive compensation consistent with our record of shareowner engagement.

Senior Executive Annual Incentive Plan

The approval of the Senior Executive Annual Incentive Plan requires an affirmative vote of a majority of shares represented at the annual meeting and entitled to vote thereon.

Shareholder Proposal

The adoption of the shareholder proposal requires an affirmative vote of a majority of shares represented at the annual meeting and entitled to vote thereon.

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Frequently Asked Questions

How frequently will I have an opportunity to vote on executive compensation?

Every year. The Exelon board of directors has decided to hold the advisory vote on executive compensation annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement.

Who will count the votes?

Representatives of Broadridge Financial Communications and Exelon’s Office of Corporate Governance will tabulate the votes and act as inspectors of the election.

Where can I find the voting results?

We will report the voting results in a Form 8-K to be filed with the SEC within four business days following the end of our annual meeting.

Who will pay for the cost of this proxy solicitation?

Exelon will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Alliance Advisors, LLC to distribute and solicit proxies. We will pay Alliance Advisors, LLC a fee of $15,000 plus reasonable expenses for these services.

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Appendix A

ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVES

I.	Establishment. The Exelon Corporation Annual Incentive Plan for Senior Executives (the “Plan”) was originally established by Exelon Corporation (the “Company”) effective January 1, 2004 for a term of five years and was amended, effective January 1, 2009, to extend its term for an additional five years. The Plan has also been amended, effective January 1, 2014, to continue the Plan for Plan Years beginning on or after January 1, 2014, subject to its approval at the 2014 annual meeting of shareholders in accordance with Section 162(m) of the Internal Revenue Code.

II.	Purpose. The purpose of the Plan is to reward achievement of key annual goals, to enhance the Company’s ability to attract, motivate, reward and retain certain officers and key executive employees, to strengthen their commitment to the success of the Company, to promote the near-term objectives of the Company, and to ensure annual incentive compensation payable to the Company’s Section 162(m) Executives can be eligible to be tax-deductible by the Company.

III.	Definitions.

A.	Award means the annual incentive award payable to a Participant hereunder with respect to a Plan Year.

B.	Committee means the members of the Compensation and Leadership Development Committee of the Board of Directors of the Company who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code; provided that if there are not at least two such members, then the Committee shall be a committee of at least two members of such Board of Directors who are intended to be “outside directors” as so defined, appointed by the Board of Directors of the Company and which satisfies any other applicable requirements of the principal stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

C.	Company means Exelon Corporation and any successor thereto.

D.	Disability means a physical or mental condition on account of which benefits under the long-term disability plan of the Company or Subsidiary, whichever covers the Participant, have commenced.

E.	Eligible Executive means an Employee who is a member of the Company’s strategy and policy committee (or any successor committee) or whose level is senior vice president (or any equivalent successor level) or higher.

F.	Employee means an employee of the Company or a Subsidiary employed in an executive or officer level position.

G.	Incentive Pool means an amount, expressed either as a dollar value or pursuant to an objective formula or performance measure, that is designated by the Committee as available to fund Awards for a Plan Year pursuant to Section VI.A.

H.	Internal Revenue Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereunder as in effect from time to time.

I.	Participant means an Eligible Executive who has been selected by the Committee to participate in the Plan for a particular Plan Year. Unless the context requires otherwise, the term “Participant” shall include “Part-Year Participants” as defined in Section IV.B.

J.	Performance Goals means the objective performance goal(s) designated by the Committee pursuant to Section VI.B. with respect to an Incentive Pool.

K.	Plan means this Exelon Corporation Annual Incentive Plan for Senior Executives as set forth herein and as amended from time to time.

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Appendix A

L.	Plan Year means the Company’s fiscal year which, as of the effective date of the Plan, is the calendar year.

M.	Pro-ration Fraction means with respect to a Plan Year the number of days a Part-Year Participant was an Eligible Executive during the Plan Year, divided by 365 (or in the case of a Plan Year of more or less than 365 days, the number of days in the Plan Year).

N.	Required Period means at a time (1) when the outcome of the Performance Goals established pursuant to Article VI is substantially uncertain and (2) either (a) before the commencement of the Plan Year or, (b) (i) in the case of a 12-month Plan Year, not later than 90 days after the commencement of such Plan Year, (ii) in the case of a Plan Year shorter than 12 months, after no more than 25% of such Plan Year has elapsed, and (iii) in the case of a Participant who became an Eligible Executive after the first day of the Plan Year, after no more than 25% of the remainder of such Plan Year has elapsed after the Participant became an Eligible Executive. Any action required to be taken within the Required Period may be taken at a later date to the extent permissible under Section 162(m) of the Internal Revenue Code.

O.	Retirement means a Participant’s termination of employment other than for “cause” (as defined in the Exelon Corporation Senior Management Severance Plan as in effect from time to time, or such other employment or severance plan or agreement governing the terms of the Participant’s termination of employment) after attaining age 50 with 10 years of service under the Company’s applicable defined benefit pension plan (including for this purpose any deemed pension service granted to the Participant under an employment or change in control agreement to the extent any applicable vesting or other conditions to such deemed service have been satisfied upon such termination of employment).

P.	Section 162(m) Executive means an Eligible Executive who is a “covered employee” as defined in Section 162(m) of the Internal Revenue Code.

Q.	Subsidiary means a business which is affiliated through common ownership with the Company, and which is designated by the Committee as an employer whose employees may be eligible to participate in the Plan, but only with respect to such period of affiliation.

IV.	Participation.

A.	Generally. Within the Required Period at the beginning of each Plan Year, the Committee shall designate the Participants (if any) for such Plan Year. Any individual who is an Eligible Executive as of the first day of the Plan Year may be designated as a Participant.

B.	Individuals Who Become Eligible Executives During a Plan Year. An individual who becomes an Eligible Executive after the first day of a Plan Year may be designated as a Participant for the remainder of the Plan Year (a “Part-Year Participant”) at any time within the Required Period after becoming an Eligible Executive.

V.	Administration.

A.	The Committee shall administer the Plan.

B.	The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the Performance Goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of Performance Goals and approve all Awards (subject to Section VII.B.), to determine whether and to what extent Awards may be paid on a deferred basis, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan.

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Appendix A

C.	Notwithstanding the foregoing, the Committee shall not be authorized to increase the amount of the Award payable to a Section 162(m) Executive that would otherwise be payable under the terms of the Plan or an Award.

D.	The Committee may from time to time delegate the performance of its ministerial duties under the Plan to the Company’s Vice President of Corporate Compensation or such other person or persons as the Committee may select; except that the power or authority of the Committee shall not be delegated to the extent such delegation would cause any Award payable to a Section 162(m) Executive to fail to be tax-deductible under Section 162(m) of the Internal Revenue Code, including but not limited to the responsibility to certify the extent to which Performance Goals have been attained.

E.	Subject to Section VII.B., the Committee’s administration of the Plan, including all such rules and regulations, interpretations and construals, selections, factual and other determinations, approvals, decisions, delegations, amendments, terminations and other actions, as the Committee shall see fit shall be final and binding on the Company and its Subsidiaries, stockholders and all employees, including Participants and their beneficiaries. Any decision made by the Committee in good faith in connection with its administration of or responsibilities under the Plan shall be conclusive on all persons.

F.	The Committee may, subject to the limitations described in paragraph D. above, engage and rely on the advice of such advisors, consultants or data as it considers necessary or desirable in selecting Eligible Executives, in designating applicable Performance Goals, and in determining attainment of Performance Goals and the amount of incentive awards under the Plan, and in performing its other duties under the Plan.

G.	The Company and/or its participating Subsidiaries shall pay the costs of Plan administration.

VI.	Performance Goals.

A.	Establishment of Incentive Pool(s). Within the Required Period for each Plan Year, the Committee shall establish in writing one or more Incentive Pools from which Awards (if any) will be paid for such Plan Year, and shall designate the Participants eligible to share in each such Incentive Pool (subject to the Committee’s right to add new Participants during the Plan Year in accordance with Section IV.B. above). The amount available under each Incentive Pool (or portion thereof) shall be based on the attainment of one or more specified Performance Goals, weighted in such manner as the Committee determines during the Required Period, and may, but need not be based on or contingent upon the level of achievement of threshold or target or maximum performance (as set by the Committee) of the stated Performance Goals. As soon as reasonably practicable after the end of each Plan Year the Committee shall certify in writing the level of attainment of each Performance Goal applicable to each Incentive Pool (or portion thereof) and the amount, if any, of each such Incentive Pool. The Committee shall certify the amount of each Participant’s maximum Award for each Plan Year within a reasonable time after the end of such year. If the Company or a Subsidiary or other business unit fails to meet a threshold or other minimum applicable Performance Goal, if any, established for it for a Plan Year, the applicable Incentive Pool shall not be funded to that extent and no related payment shall be made with respect to Awards to Participants employed by the Company or such Subsidiary or business unit for such year, as the case may be and, to the extent other (e.g., target or maximum) Performance Goals are established with respect to an Incentive Pool, the funding of such Incentive Pool shall not exceed the maximum amount that could be paid based on the extent to which the Committee determines that such goals in excess of threshold or other minimum goals are actually achieved.

B.

Performance Goals. The Performance Goals for each Plan Year shall be based upon the performance of the Company or any Subsidiary, division, business unit or individual for the Plan Year, using one or more of the following measures as selected by the Committee: (1) cumulative shareholder value added, (2) customer satisfaction, (3) revenue, (4) primary or fully-diluted earnings per share, (5) net income, (6) total shareholder return, (7) earnings before interest, taxes, depreciation and amortization (or any combination thereof), (8) cash flow(s),

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Appendix A

including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof), (9) economic value added, (10) return on equity, (11) return on capital, (12) return on assets, (13) net operating profits after taxes, (14) stock price increase, (15) return on sales, (16) debt to equity ratio, (17) payout ratio, (18) asset turnover, (19) ratio of share price to book value of shares, (20) price/earnings ratio, (21) employee satisfaction, (22) diversity, (23) market share, (24) operating income, (25) pre-tax income, (26) safety, (27) diversification of business opportunities, (28) expense ratios, (29) total expenditures, (30) dividend payout as percentage of net income, (31) direct margin, (32) expense reduction, or (33) any of the following individual performance objectives which is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business: (a) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (b) transmission and distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (c) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (d) relative performance against other similar companies in targeted areas. Each Performance Goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company, its Subsidiaries or business units or the past or current performance of other companies (including industry or general market indices), or a combination of any of the foregoing, and may be applied at various organizational levels.

C.	Impact of Extraordinary Items or Changes in Accounting. The measures used in establishing Performance Goals for a Plan Year shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements (in each case, to the extent applicable), without regard to (1) non-cash impairments, gains or losses on the sale or other disposition of assets or businesses, or severance charges or (2) changes in accounting, unless, in each case, the Committee decides otherwise within the Required Period for the Plan Year or as otherwise required or permitted under Section 162(m) of the Internal Revenue Code.

VII.	Determination of Award Amounts for Any Plan Year.

A.	Maximum Awards. The maximum Award payable to any Participant with respect to a Plan Year shall be the lesser of five million dollars ($5,000,000.00) or a portion of the Incentive Pool(s) applicable to such Participant determined as follows:

1.	If the Chief Executive Officer is a Participant, the Chief Executive Officer’s maximum Award shall be an amount equal to not more than 25% of the amount of each Incentive Pool in which he or she participates for the Plan Year.

2.	The portion of each Incentive Pool not allocated to the Chief Executive Officer (e.g., the remaining 75% of an Incentive Pool in which the Chief Executive Officer participates and 100% of any other Incentive Pool) shall be divided into shares. There shall be one share for each Participant who is initially designated by the Committee for the Plan Year plus, for each Part-Year Participant, one share multiplied by such Part-Year Participant’s Pro-ration Fraction. The number of shares shall not be reduced in the event a Participant for any reason fails to receive an Award. Thus the number of shares may be increased (thereby reducing the value of each share) but not decreased during the Plan Year. The maximum Award for a Participant shall be one share, and the maximum Award for each Part-Year Participant shall be one share times such part-Year Participant’s Pro-ration Fraction.

B.

Committee Discretion to Determine Amount of Award. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any Plan Year below the maximum Award determined under Section VII.A., and the Committee may decide not to pay any Award to a Participant for the Plan Year, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited

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Appendix A

to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to those listed in Section VI.B. The reduction of the Award payable to any Participant (or the decision of the Committee not to pay an Award to a Participant for a Plan Year) shall not affect the maximum Award payable to any other Participant for such Plan Year. Notwithstanding the foregoing, the Committee’s determination of the Award for officers at the level of Executive Vice President and above shall be subject to ratification by the Company’s Board of Directors. The Committee shall certify the amount of the Award to be paid to each Participant.

C.	Effect of Termination of Employment.

1.	Except in the case of a Participant who has a termination of employment during a Plan Year on account of Retirement, death or Disability, a Participant must be an Employee at the end of a Plan Year to be eligible to receive an Award for that Plan Year. A Participant will become entitled to an Award with respect to a Plan Year on the date the Committee certifies the amount of the Award to which the Participant is entitled for such year by written communication to the Participant, provided that such certification will occur and Awards for a Plan Year will be paid within two and one-half months after the end of the Plan Year. No portion of an Award shall be treated as earned by a Participant prior to such date.

2.	A Participant who has a termination of employment prior to the last day of a Plan Year on account of Retirement, death or Disability shall be eligible to receive an Award for such Plan Year, the amount of which shall be determined by the Committee in its sole discretion but which shall not exceed the maximum amount determined under Sections VI and VII.

3.	Notwithstanding the foregoing, if a Participant is employed pursuant to an employment agreement between the Participant and the Company or a Subsidiary which has been approved by the Compensation and Leadership Development Committee (an “Employment Agreement”) or is subject to another separation or change in control plan or policy of the Company, and such Employment Agreement, plan or policy provides other applicable rules or procedures for the determination of the Participant’s incentive award and entitlement thereto in the event of termination of employment, the provisions of such Employment Agreement, plan or policy shall be controlling with respect to the determination of the amount of, and the Participant’s entitlement to, any Award under the Plan with respect to the Participant in the event of the Participant’s termination of employment

4.	Notwithstanding any provision of the Plan to the contrary, the payments provided under the Plan shall be subject to a clawback pursuant to the Exelon Executive Officer Compensation Recoupment Policy contained in the Exelon Corporation Board of Directors Corporate Governance Principles, as amended by the Board of Directors of the Company on July 23, 2013 and as may be subsequently amended from time to time, including any subsequent amendments or new clawback policies required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing applicable stock exchange listing standards or rules and regulations thereunder, or as otherwise required by law or regulation.

D.	Source, Time and Manner of Payment, Interest. Each Participant’s Award for a Plan Year shall be paid in cash, solely from the general assets of the Company or its Subsidiaries, without interest, as soon as reasonably practicable after the Committee certifies the amount of the Award, but not later than two and one-half months after the end of the Plan Year for which such Award is payable. Any Awards payable to Participants who have had a termination of employment during the Plan Year on account of Retirement, death or Disability shall be payable at the same time other Participants receive Awards under the Plan.

E.

Designation of Beneficiaries. Each Participant from time to time may name any person or persons (who may be named concurrently, contingently or successively) to whom the Participant’s Award under the Plan is to be paid if the Participant dies before receipt of the Award. Each such beneficiary designation will revoke all prior designations

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Appendix A

by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed or permitted by the Company’s Vice President of Corporate Compensation, and will be effective only when filed with the Company’s Vice President of Corporate Compensation during the Participant’s lifetime. If a Participant fails to so designate a beneficiary before death, or if the beneficiary so designated predeceases the Participant, any Award payable after the Participant’s death shall be paid to the Participant’s estate.

VIII.	No Assignment of Rights. No Participant or other person shall have any right, title or interest in any Award under this Plan prior to the payment thereof to such person. The rights or interests of Participants under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an Award or any payment hereunder shall be void.

IX.	No Greater Employment Rights. The establishment or continuance of the Plan shall not affect or enlarge the employment rights of any Participant or constitute a contract of employment with any Participant, and nothing herein shall be construed as conferring upon a Participant any greater rights to employment than the Participant would otherwise have in the absence of the adoption of this Plan.

X.	No Right to Ongoing Participation. The selection of an individual as a Participant in the Plan for any Plan Year shall not require the selection of such individual as a Participant for any subsequent Plan Year, or, if such individual is subsequently so selected, shall not require that the same opportunity for incentive award provided the Participant under the Plan for an earlier Plan Year be provided such Participant for the subsequent Plan Year.

XI.	No Personal Liability. Neither the Company, its Subsidiaries nor any Committee member or its delegate shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

XII.	Unfunded Plan. No Participant or other person shall have any right, title or interest in any property of the Company or its Subsidiaries, and nothing herein shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for the purpose of making any payment under the Plan.

XIII.	Facility of Payment. When a person entitled to an incentive award under the Plan is under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage such person’s affairs, the Committee may direct the payment of an incentive award directly to or for the benefit such person, to such person’s legal representative or guardian, or to a relative or friend of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan, and neither the Committee nor the Company or any Subsidiary shall be under any duty to see to the proper application of such payment.

XIV.	Withholding for Taxes and Benefits. The Company and its Subsidiaries, as applicable, may withhold from any payment to be made by it under the Plan all appropriate deductions for employee benefits, if applicable, and such amount or amounts as may be required for purposes of complying with the tax withholding obligations under federal, state and local income and employment tax laws.

XV.

Amendment and Termination. The Board of Directors or the Committee may amend the Plan at any time and from time to time, in whole or in part, and may terminate the Plan at any time, which amendment or termination may include the modification, reduction or cancellation of any prospective Award hereunder which has not been earned and vested pursuant to the terms of the Plan prior to the time of any such amendment or termination, provided that no such amendment or termination shall change the terms and conditions of payment of any Award the final amount of which the Committee has certified to a Participant or amend the Performance Goals applicable to a Section 162(m) Executive after the Required Period. Notwithstanding the foregoing, any amendment to the Plan that changes the class of Employees eligible to participate, changes the Performance Goals, or increases the maximum dollar amount that may be paid to a

A-6	Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement

Appendix A

Participant for a Plan Year shall not be effective with respect to Section 162(m) Executives unless such amendment is approved by the holders of the Company’s common stock.

XVI.	Section 162(m) and Section 409A Conditions. The Company intends for the Plan and any Awards to satisfy, and to be interpreted in such manner as to satisfy the provisions of Section 162(m) of the Internal Revenue Code with respect to all Section 162(m) Executives. The Company also intends for the Plan to be exempt from Section 409A of the Internal Revenue Code. Any provision, application or interpretation of the Plan that is inconsistent with such intent shall be disregarded. The Company shall have the discretion and authority to amend the Plan at any time to satisfy any requirements of such Sections of the Internal Revenue Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.

XVII.	Applicable Law. The Plan shall be construed under the laws of the State of Illinois, other than its laws with respect to choice of laws.

Exelon Corporation Notice of the Annual Meeting and 2014 Proxy Statement	A-7

EXELON CORPORATION 10 SOUTH DEARBORN STREET P.O. BOX 805398 CHICAGO, IL 60680-5398

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M71979-P50890	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EXELON CORPORATION

The board of directors recommends voting FOR Proposals 1
through 4 and AGAINST Proposal 5:

1.	Election of Directors			For	Against	Abstain
Nominees:
	1a.	Anthony K. Anderson		☐	☐	☐

	1b.	Ann C. Berzin		☐	☐	☐					For	Against	Abstain

	1c.	John A. Canning, Jr.		☐	☐	☐		1m.	John W. Rogers, Jr.		☐	☐	☐

	1d.	Christopher M. Crane		☐	☐	☐		1n.	Mayo A. Shattuck III		☐	☐	☐

	1e.	Yves C. de Balmann		☐	☐	☐		1o.	Stephen D. Steinour		☐	☐	☐

	1f.	Nicholas DeBenedictis		☐	☐	☐	2.	The Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2014.			☐	☐	☐

	1g.	Nelson A. Diaz		☐	☐	☐	3.	Advisory vote to approve executive compensation.			☐	☐	☐

	1h.	Sue L. Gin		☐	☐	☐	4.	Renew the Senior Executive Annual Incentive Plan.			☐	☐	☐

	1i.	Paul L. Joskow		☐	☐	☐	5.	A shareholder proposal to limit individual total compensation for each of the Named Executive Officers to 100 times the annual median compensation paid to all employees.			☐	☐	☐

	1j.	Robert J. Lawless		☐	☐	☐

	1k.	Richard W. Mies		☐	☐	☐	NOTE: Authority is also given to vote on all other matters that may properly come before the meeting or any adjournment thereof.
	1l.	William C. Richardson		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

ADMISSION TICKET

To attend the annual meeting please detach and bring this ticket along with a valid photo ID and present them at the Shareholder Registration Table upon arrival. This ticket is not transferable.

No cameras, audio or video recording equipment, similar electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. Cell phones and similar wireless communication devices will be permitted in the meeting only if turned off. All items brought into the meeting will be subject to search.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon’s Notice and Proxy Statement and Annual Report are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you to view the materials as you vote the shares. We believe that you will find this method of viewing Exelon’s information and voting the shares more convenient.

We encourage you to vote the shares at www.proxyvote.com

and then register for the electronic delivery of Exelon’s proxy materials for 2015 and beyond.

IF YOU WISH TO ATTEND THE ANNUAL MEETING, DETACH AND BRING THIS ADMISSION TICKET ALONG WITH A PHOTO ID

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M71980-P50890

EXELON CORPORATION

2014 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held

on Tuesday, May 6, 2014 at 9:00 A.M. Eastern Time at

PECO Energy Company Headquarters

2301 Market Street

Philadelphia, Pennsylvania

DARRYL M. BRADFORD and BRUCE G. WILSON, or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on the proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting. If the proxy card is signed and dated, but no votes are indicated, it will be voted as recommended by the Board of Directors.

The Northern Trust Company as trustee for the Exelon Employee Savings Plan, for which Hewitt Associates LLC is the plan record keeper, is hereby authorized to execute a proxy with the identical instructions for any shares of common stock held in this plan for the benefit of any shareholder(s) named on this card. T. Rowe Price Trust Company as directed trustee for the Constellation Energy Group Inc. Employee Savings Plan, the Represented Employee Savings Plan for Nine Mile Point and the Employee Savings Plan for Constellation Energy Nuclear Group, LLC is hereby authorized to execute a proxy with the identical instructions for any shares of common stock held in these plans for the benefit of any shareholder(s) named on this card. For all shares for which no valid instruction is timely received, the trustee of the respective plan is instructed to vote the shares in the same proportion as the shares that were affirmatively voted by shareholders participating in the respective plan.

Continued and to be signed on reverse side